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                              ASSET PURCHASE AGREEMENT



                                      BETWEEN


                               HOLLYWOOD PARK, INC.,
                              A DELAWARE CORPORATION,

                                        AND

                           CHURCHILL DOWNS INCORPORATED,
                               A KENTUCKY CORPORATION


                              DATED AS OF MAY 5, 1999


                ---------------------------------------------------

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                               TABLE OF CONTENTS


                                                                                 PAGE
1.      DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

2.      TRANSFER OF ASSETS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

        2.1     Transfer of Assets . . . . . . . . . . . . . . . . . . . . . . . . .7

                2.1.1   Real Property. . . . . . . . . . . . . . . . . . . . . . . .7

                2.1.2   Personal Property. . . . . . . . . . . . . . . . . . . . . .8

                2.1.3   Inventory. . . . . . . . . . . . . . . . . . . . . . . . . .8

                2.1.4   Intellectual Property Rights . . . . . . . . . . . . . . . .8

                2.1.5   Intentionally Deleted. . . . . . . . . . . . . . . . . . . .8

                2.1.6   Books and Records. . . . . . . . . . . . . . . . . . . . . .8

                2.1.7   Assigned Contracts . . . . . . . . . . . . . . . . . . . . .9

                2.1.8   Permits and Licenses . . . . . . . . . . . . . . . . . . . .9

                2.1.9   Vehicles . . . . . . . . . . . . . . . . . . . . . . . . . .9

                2.1.10  Readerboard Signs. . . . . . . . . . . . . . . . . . . . . .9

        2.2     Assets Not Transferred . . . . . . . . . . . . . . . . . . . . . . .9

                2.2.1   Cash and Cash Equivalents. . . . . . . . . . . . . . . . . 10

                2.2.2   Accounts Receivable. . . . . . . . . . . . . . . . . . . . 10

                2.2.3   Refund Claims. . . . . . . . . . . . . . . . . . . . . . . 10

                2.2.4   Third Party Claims . . . . . . . . . . . . . . . . . . . . 10

                2.2.5   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . 10

                2.2.6   Unrelated Information. . . . . . . . . . . . . . . . . . . 10

                2.2.7   Adjacent Real Property . . . . . . . . . . . . . . . . . . 10

                2.2.8   Unrelated and Corporate Assets . . . . . . . . . . . . . . 10

                2.2.9   Certain Contracts and Licenses . . . . . . . . . . . . . . 10

                2.2.10  Casino Building Signage. . . . . . . . . . . . . . . . . . 11


                                      -i-

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3.      CLOSING, PURCHASE PRICES, ASSUMPTION OF LIABILITIES. . . . . . . . . . . . 11

        3.1     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

        3.2     Simultaneous Delivery; Conditions Concurrent . . . . . . . . . . . 11

        3.3     Purchase Prices. . . . . . . . . . . . . . . . . . . . . . . . . . 11

                3.3.1   Purchase Prices. . . . . . . . . . . . . . . . . . . . . . 11

                3.3.2   Assumed Liabilities. . . . . . . . . . . . . . . . . . . . 11

        3.4     Non-Assumption of Certain Liabilities. . . . . . . . . . . . . . . 12

                3.4.1   Tax Liabilities. . . . . . . . . . . . . . . . . . . . . . 12

                3.4.2   Indemnification Obligations. . . . . . . . . . . . . . . . 12

                3.4.3   Litigation . . . . . . . . . . . . . . . . . . . . . . . . 12

                3.4.4   Workers' Compensation Claims . . . . . . . . . . . . . . . 12

                3.4.5   Employee Claims. . . . . . . . . . . . . . . . . . . . . . 12

                3.4.6   Liabilities Relating to the Excluded Assets. . . . . . . . 12

                3.4.7   Brokers, etc.. . . . . . . . . . . . . . . . . . . . . . . 12

                3.4.8   Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                3.4.9   Affiliates . . . . . . . . . . . . . . . . . . . . . . . . 13

                3.4.10  Environmental. . . . . . . . . . . . . . . . . . . . . . . 13

        3.5     Deliveries at Closing. . . . . . . . . . . . . . . . . . . . . . . 13

        3.6     Tax Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . 15

        3.7     Costs and Prorations.. . . . . . . . . . . . . . . . . . . . . . . 15

                3.7.1   Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . 15

                3.7.2   Prorations . . . . . . . . . . . . . . . . . . . . . . . . 16

                3.7.3   Closing Statement. . . . . . . . . . . . . . . . . . . . . 17

4.      REPRESENTATIONS AND WARRANTIES OF SELLER.. . . . . . . . . . . . . . . . . 18

        4.1     Organization, Corporate Power, and Authority . . . . . . . . . . . 18


                                     -ii-

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        4.2     Authorization of Agreements. . . . . . . . . . . . . . . . . . . . 18

        4.3     Effect of Agreement. . . . . . . . . . . . . . . . . . . . . . . . 18

        4.4     Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . 18

        4.5     Condition of Property and Assets . . . . . . . . . . . . . . . . . 19

        4.6     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . 19

        4.7     Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

        4.8     Improvement Contracts. . . . . . . . . . . . . . . . . . . . . . . 19

        4.9     Reports; Financial Statements; Transaction Financial Statements
                and Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . 19

        4.10    Hazardous Substances . . . . . . . . . . . . . . . . . . . . . . . 20

        4.11    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

        4.12    "Foreign Person" Status. . . . . . . . . . . . . . . . . . . . . . 20

        4.13    Eminent Domain; Zoning; Street Changes; Other Litigation . . . . . 20

        4.14    Absence of Certain Changes or Events . . . . . . . . . . . . . . . 21

                4.14.1  Material Obligations . . . . . . . . . . . . . . . . . . . 21

                4.14.2  Discharge or Satisfaction of Liens . . . . . . . . . . . . 21

                4.14.3  Additional Liens . . . . . . . . . . . . . . . . . . . . . 21

                4.14.4  Acquisition or Disposition of Assets . . . . . . . . . . . 21

                4.14.5  Compromise of Debts or Claims. . . . . . . . . . . . . . . 21

                4.14.6  Waiver of Material Rights. . . . . . . . . . . . . . . . . 21

                4.14.7  Rights in Licenses, Trademarks, Patents. . . . . . . . . . 21

                4.14.8  Employee Compensation. . . . . . . . . . . . . . . . . . . 21

                4.14.9  Material Contracts.. . . . . . . . . . . . . . . . . . . . 21

                4.14.10 Casualty Loss. . . . . . . . . . . . . . . . . . . . . . . 21

                4.14.11 Material Adverse Change. . . . . . . . . . . . . . . . . . 21


                                     -iii-


                4.14.12 Accounting . . . . . . . . . . . . . . . . . . . . . . . . 22

                4.14.13 Capital Expenditures . . . . . . . . . . . . . . . . . . . 22

        4.15    Title to Assets, Absence of Liens and Encumbrances . . . . . . . . 22

        4.16    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . 22

        4.17    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

        4.18    Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

        4.19    Commissions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

        4.20    Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . . . 23

        4.21    Severance Obligations. . . . . . . . . . . . . . . . . . . . . . . 23

        4.22    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . 23

        4.23    Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

        4.24    Foreign Corrupt Practices Act. . . . . . . . . . . . . . . . . . . 24

        4.25    Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . 24

        4.26    Year 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

        4.27    Intellectual Property Rights . . . . . . . . . . . . . . . . . . . 24

5.      REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . . . . . . . 26

        5.1     Organization, Corporate Power and Authority. . . . . . . . . . . . 26

        5.2     Authorization of Agreement . . . . . . . . . . . . . . . . . . . . 26

        5.3     Effect of Agreement. . . . . . . . . . . . . . . . . . . . . . . . 26

        5.4     Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

        5.5     Commissions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

        5.6     Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

        5.7     Buyer's Investigation. . . . . . . . . . . . . . . . . . . . . . . 27

6.      COVENANTS OF SELLER. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

        6.1     Real Property Matters. . . . . . . . . . . . . . . . . . . . . . . 27


                                     -iv-

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                6.1.1   Resubdivision. . . . . . . . . . . . . . . . . . . . . . . 27

                6.1.2   Survey . . . . . . . . . . . . . . . . . . . . . . . . . . 27

                6.1.3   Preliminary Title Report.. . . . . . . . . . . . . . . . . 28

        6.2     Conduct of Racetrack Business. . . . . . . . . . . . . . . . . . . 29

                6.2.1   Ordinary Course. . . . . . . . . . . . . . . . . . . . . . 29

                6.2.2   Preservation of Goodwill . . . . . . . . . . . . . . . . . 29

                6.2.3   Maintain Insurance . . . . . . . . . . . . . . . . . . . . 29

                6.2.4   Sale of Assets . . . . . . . . . . . . . . . . . . . . . . 29

                6.2.5   Maintenance of Assets. . . . . . . . . . . . . . . . . . . 29

                6.2.6   Assigned Contracts . . . . . . . . . . . . . . . . . . . . 29

                6.2.7   Employment Contracts . . . . . . . . . . . . . . . . . . . 29

                6.2.8   Collective Bargaining Agreements . . . . . . . . . . . . . 29

        6.3     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

        6.4     No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . 30

        6.5     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

        6.6     Collective Bargaining Agreements . . . . . . . . . . . . . . . . . 31

7.      COVENANTS OF BUYER.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

        7.1     Permits and Consents . . . . . . . . . . . . . . . . . . . . . . . 31

        7.2     Access to Books and Records. . . . . . . . . . . . . . . . . . . . 31

        7.3     Cooperation in Third-Party Litigation. . . . . . . . . . . . . . . 31

        7.4     Cooperation Regarding Resubdivision and Future Development . . . . 32

8.      CONDITIONS PRECEDENT.. . . . . . . . . . . . . . . . . . . . . . . . . . . 33

        8.1     Conditions Precedent to Obligations of Buyer . . . . . . . . . . . 33

                8.1.1   Resubdivision. . . . . . . . . . . . . . . . . . . . . . . 33

                8.1.2   Title to Real Property . . . . . . . . . . . . . . . . . . 33


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                8.1.3   HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . 33

                8.1.4   Accuracy of Representations and Warranties . . . . . . . . 33

                8.1.5   Financial Statements . . . . . . . . . . . . . . . . . . . 33

                8.1.6   Compliance with Covenants. . . . . . . . . . . . . . . . . 33

                8.1.7   Buyer's Inspections. . . . . . . . . . . . . . . . . . . . 34

                8.1.8   Opinion of Counsel for Seller. . . . . . . . . . . . . . . 34

                8.1.9   Legal Actions or Proceedings . . . . . . . . . . . . . . . 34

                8.1.10  Consents Obtained. . . . . . . . . . . . . . . . . . . . . 34

                8.1.11  Other Transaction Documents. . . . . . . . . . . . . . . . 34

                8.1.12  Casino License . . . . . . . . . . . . . . . . . . . . . . 34

                8.1.13  Casino Operator. . . . . . . . . . . . . . . . . . . . . . 34

                8.1.14  Liquor License . . . . . . . . . . . . . . . . . . . . . . 34

                8.1.15  Non-Competition Agreement. . . . . . . . . . . . . . . . . 35

                8.1.16  Buyer's Financing. . . . . . . . . . . . . . . . . . . . . 35

                8.1.17  Easement Agreement Approval. . . . . . . . . . . . . . . . 35

                8.1.18  Information Technology . . . . . . . . . . . . . . . . . . 35

        8.2     Conditions Precedent to Obligations of Seller. . . . . . . . . . . 35

                8.2.1   Resubdivision. . . . . . . . . . . . . . . . . . . . . . . 35

                8.2.2   HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . 35

                8.2.3   Accuracy of Representations and Warranties . . . . . . . . 35

                8.2.4   Compliance with Covenants. . . . . . . . . . . . . . . . . 35

                8.2.5   Opinion of Counsel for Buyer . . . . . . . . . . . . . . . 35

                8.2.6   Legal Actions or Proceedings . . . . . . . . . . . . . . . 35

                8.2.7   Consents Obtained. . . . . . . . . . . . . . . . . . . . . 36

                8.2.8   Purchase Prices. . . . . . . . . . . . . . . . . . . . . . 36


                                     -vi-

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                8.2.9   Other Transaction Documents. . . . . . . . . . . . . . . . 36

                8.2.10  Bank of America Lien . . . . . . . . . . . . . . . . . . . 36

                8.2.11  Casino Sublease. . . . . . . . . . . . . . . . . . . . . . 36

                8.2.12  Casino Operator. . . . . . . . . . . . . . . . . . . . . . 36

                8.2.13  Easement Agreement Approval. . . . . . . . . . . . . . . . 36

                8.2.14  Non-Disturbance, Subordination and Attornment
                        Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 36

9.      SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS. . . . . . . . . . . . . . . 36

        9.1     Survival of Representations. . . . . . . . . . . . . . . . . . . . 36

        9.2     Agreements to Indemnify. . . . . . . . . . . . . . . . . . . . . . 37

                9.2.1   General Indemnity. . . . . . . . . . . . . . . . . . . . . 37

                9.2.2   Environmental Indemnity. . . . . . . . . . . . . . . . . . 38

                9.2.3   Conflict . . . . . . . . . . . . . . . . . . . . . . . . . 40

                9.2.4   Subrogation. . . . . . . . . . . . . . . . . . . . . . . . 40

                9.2.5   Other Indemnification Provisions.. . . . . . . . . . . . . 41

        9.3     Conditions of Indemnification. . . . . . . . . . . . . . . . . . . 41

                9.3.1   Notice . . . . . . . . . . . . . . . . . . . . . . . . . . 41

                9.3.2   Assumption of Defense. . . . . . . . . . . . . . . . . . . 42

                9.3.3   Claim Adverse to Indemnifying Party.   . . . . . . . . . . 43

                9.3.4   Cooperation. . . . . . . . . . . . . . . . . . . . . . . . 44

        9.4     Remedies Exclusive . . . . . . . . . . . . . . . . . . . . . . . . 44

        9.5     Damages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

10.     TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

        10.1    Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

        10.2    Mutual Agreement . . . . . . . . . . . . . . . . . . . . . . . . . 44


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

        10.3    Review Period. . . . . . . . . . . . . . . . . . . . . . . . . . . 44

        10.4    Termination Date . . . . . . . . . . . . . . . . . . . . . . . . . 45

        10.5    Material Breach. . . . . . . . . . . . . . . . . . . . . . . . . . 45

        10.6    Uncured Asset Loss . . . . . . . . . . . . . . . . . . . . . . . . 45

        10.7    Effects of Termination . . . . . . . . . . . . . . . . . . . . . . 45

11.     OTHER COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

        11.1    Announcements. . . . . . . . . . . . . . . . . . . . . . . . . . . 45

        11.2    Employment Matters.. . . . . . . . . . . . . . . . . . . . . . . . 46

                11.2.1  Offers of Employment . . . . . . . . . . . . . . . . . . . 46

                11.2.2  Retention of Liabilities . . . . . . . . . . . . . . . . . 47

        11.3    Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

        11.4    Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . 47

        11.5    Tax Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . 47

        11.6    Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

        11.7    Non-Parimutuel Gaming. . . . . . . . . . . . . . . . . . . . . . . 48

                11.7.1  Buyer's Covenant . . . . . . . . . . . . . . . . . . . . . 48

                11.7.2  Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . 48

                11.7.3  Records. . . . . . . . . . . . . . . . . . . . . . . . . . 49

                11.7.4  Audited Financial Statements . . . . . . . . . . . . . . . 49

                11.7.5  Lobbying Expenses. . . . . . . . . . . . . . . . . . . . . 49

                11.7.6  Net Revenue and Expense Items. . . . . . . . . . . . . . . 50

        11.8    Non-Compete. . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

                11.8.1  Recitals.. . . . . . . . . . . . . . . . . . . . . . . . . 50

                11.8.2  Covenant Not to Compete. . . . . . . . . . . . . . . . . . 50

                11.8.3  Savings Clause . . . . . . . . . . . . . . . . . . . . . . 50


                                    -viii-

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                11.8.4  Injunctive Relief. . . . . . . . . . . . . . . . . . . . . 51

                11.8.5  Non-Competition Agreement of R.D. Hubbard. . . . . . . . . 51

        11.9    Access Easements . . . . . . . . . . . . . . . . . . . . . . . . . 51

        11.10   Audit of Financial Statements of Racetrack Business. . . . . . . . 51

        11.11   TVG Operations . . . . . . . . . . . . . . . . . . . . . . . . . . 51

        11.12   Common Area Charges Under Casino Lease . . . . . . . . . . . . . . 52

        11.13   Ticket Prices. . . . . . . . . . . . . . . . . . . . . . . . . . . 52

12.     MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

        12.1    Bulk Transfer Laws . . . . . . . . . . . . . . . . . . . . . . . . 52

        12.2    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

        12.3    Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

        12.4    Amendments, Supplements. . . . . . . . . . . . . . . . . . . . . . 52

        12.5    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . 52

        12.6    Binding Effect, Benefits . . . . . . . . . . . . . . . . . . . . . 53

        12.7    Assignability. . . . . . . . . . . . . . . . . . . . . . . . . . . 53

        12.8    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

        12.9    Governing Law; Jurisdiction. . . . . . . . . . . . . . . . . . . . 54

        12.10   Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . 54

        12.11   Equitable Remedies . . . . . . . . . . . . . . . . . . . . . . . . 54

        12.12   Representations and Warranties . . . . . . . . . . . . . . . . . . 54

        12.13   Rules of Construction. . . . . . . . . . . . . . . . . . . . . . . 54

                12.13.1 Headings . . . . . . . . . . . . . . . . . . . . . . . . . 54

                12.13.2 Tense and Case . . . . . . . . . . . . . . . . . . . . . . 55

                12.13.3 Severability . . . . . . . . . . . . . . . . . . . . . . . 55

                12.13.4 Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . 55


                                     -ix-

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                12.13.5 Agreement Negotiated . . . . . . . . . . . . . . . . . . . 55

        12.14   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . 55

        12.15   Specific Performance . . . . . . . . . . . . . . . . . . . . . . . 55

        12.16   Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . 55

        12.17   Cooperation in Exchange. . . . . . . . . . . . . . . . . . . . . . 55

        12.18   No Merger.   . . . . . . . . . . . . . . . . . . . . . . . . . . . 56


        This ASSET PURCHASE AGREEMENT (together with the exhibits and schedules hereto, the "AGREEMENT") is entered into as of May 5, 1999 by and between CHURCHILL DOWNS INCORPORATED, a Kentucky corporation ("BUYER") and, HOLLYWOOD PARK, INC., a Delaware corporation ("SELLER") with reference to the following facts:

                                       RECITALS

        A. Seller or certain of its subsidiaries are the owners of certain assets more particularly described in this Agreement, including both real and personal property, tangible and intangible, used by it in the operation of a horse racing facility known as the Hollywood Park Racetrack and a card club casino known as the Hollywood Park-Casino in Inglewood, California.

        B. Seller desires to sell, and Buyer desires to purchase those assets, as more particularly described in this Agreement and assume certain of the liabilities as more particularly described in this Agreement, on the terms and conditions set forth herein.

        C. Prior to the Closing, as hereinafter defined, Seller shall cause its subsidiaries to transfer certain assets to Seller.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1. DEFINITIONS. The following terms shall have the following meanings when used in this Agreement:

        "ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 2.2.2.

        "AFFILIATE" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person.

        "ASSET LOSS" shall have the meaning set forth in Section 12.16.

        "ASSETS" shall have the meaning set forth in Section 2.1.

        "ASSIGNED CONTRACTS" shall have the meaning set forth in Section 2.1.7.

        "ASSUMED LIABILITIES" shall have the meaning set forth in Section 3.3.2.

        "BANK OF AMERICA LOAN AGREEMENT" shall have the meaning set forth in
Section 4.3.

        "BILL OF SALE" shall mean a Bill of Sale substantially in the form of EXHIBIT B hereto, pursuant to which Buyer shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.

        "BUSINESS" shall mean, collectively, the Casino Business and the Racetrack Business.

        "CAPITAL BUDGET" shall have the meaning set forth in Section 4.8.

        "CASINO BUILDING" shall mean that certain building, including the "pavilion" portion thereof, as delineated on Exhibit A, commonly known as 3883 W. Century Boulevard, Inglewood, California 90303, in which the Hollywood Park-Casino is operated, and all fixtures, built-in apparatus, built-in equipment, built-in appliances and fittings of every kind located on the Casino Building or used in the operation of the Casino Business, halls, dining rooms, lounges, offices, lobbies and all other public spaces, lavatories, basements, cellars, vaults and other portions of the Casino Building, such as heating and air conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, garbage disposal, recreation or other services thereto, and all leasehold improvements of tenants, if any.

        "CASINO BUSINESS" shall mean the operation of the Hollywood Park-Casino in and about the Casino Building.

        "CASINO LEASE" shall mean a lease pursuant to which Buyer shall lease to Seller the Casino Building in substantially the form of EXHIBIT C hereto.

        "CASINO OPERATOR" shall mean a person or entity who has obtained all requisite licenses and permits to operate the Casino Business, has been approved by Seller and by Buyer (which approval shall not be unreasonably withheld) and has agreed to the terms and conditions of the Casino Sublease.

        "CASINO SUBLEASE" shall mean a sublease between Seller and the Casino Operator pursuant to which the Casino Operator will sublease the assets of the Casino Business and operate the Casino Business.

        "CLOSING" and "CLOSING DATE" shall have the respective meanings set forth in Section 3.1.

        "CLOSING STATEMENT" shall have the meaning set forth in Section 3.7.3.

        "COMMISSION" shall mean the Securities and Exchange Commission.

        "CONTRACT" shall mean any contract, agreement, option, lease, license, sales order, purchase order or other legally binding commitment, whether written or oral pertaining to the operation of the Racetrack Business.

        "DEBT" shall mean any indebtedness of Seller, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or the balance deferred and unpaid of the purchase price of any Asset, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of Seller prepared in accordance with generally accepted accounting principles, as well as all indebtedness of others secured by a lien on any Asset (whether or not such indebtedness is assumed by Seller) and, to the extent not otherwise included, any guaranty by Seller of any indebtedness of any other Person.

        "DISCLOSURE SCHEDULE" shall mean the schedules delivered to Buyer by or on behalf of the Seller, containing all lists, descriptions, exceptions and other information and materials as included therein in connection with the representations and warranties made by Seller in this Agreement.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "EASEMENT AGREEMENT" shall have the meaning set forth in Section 11.9.

        "EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in
Section 4.22.

        "ENVIRONMENTAL CLAIM OR CLAIMS" shall mean any administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation asserted by a third party or governmental agency alleging potential liability arising out of, based on, or resulting from the presence or release into the environment of any Hazardous Substances, including, without limitation, any claim related to storm water runoff, water quality or the discharge of waste water resulting from the operation of horse stables on the Real Property.

        "ENVIRONMENTAL LAWS" shall mean all laws, statutes, regulations, rules, ordinances, by-laws, orders or determinations of any governmental or judicial authority at the federal, state or local level, in effect as of the date of this Agreement, which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees, other than laws, statutes, regulations, rules, ordinances, by-laws, orders or determinations pertaining to land use planning, zoning matters, and development entitlements.

        "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.2.

        "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 3.4.

        "GRANT DEED" shall have the meaning set forth in Section 3.5.

        "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. Section 18a), and any amendments thereto.

        "HAZARDOUS SUBSTANCES" shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable, or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

        "HIRED EMPLOYEE" shall have the meaning set forth in Section 11.2.1.

        "IMPROVEMENTS" shall mean, collectively, all buildings, structures and improvements of any kind and nature located on the Land, other than the Casino Building, and all fixtures and built-in equipment located on such buildings, structures and improvements, including all built-in apparatus, built-in equipment, built-in appliances and fittings of every kind located on or used in the operation of the Racetrack Business, horse stalls, stables, tack rooms, fencing, halls, dining rooms, lounges, offices, lobbies and all other public spaces, lavatories, basements, cellars, vaults and other portions of such buildings, structures and improvements, such as heating and air conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, garbage disposal, recreation or other services thereto, and all landscaping and leasehold improvements of tenants, if any.

        "INDEMNIFIED PARTY" shall mean, with respect to any Losses, the party seeking indemnity hereunder.

        "INDEMNIFYING PARTY" shall mean, with respect to any Losses, the party from whom indemnity is being sought hereunder.

        "INTELLECTUAL PROPERTY ASSETS" shall have the meaning set forth in
Section 2.1.4.

        "INTELLECTUAL PROPERTY RIGHTS" shall mean all patent rights, copyrights, moral rights, trademark, service mark, and trade name rights (including all goodwill associated therewith), rights under unfair competition law, trade secret rights (including customer lists and customer databases), privacy rights, publicity rights, and all similar intellectual and industrial property rights now known or hereafter existing under the laws of the United States or any other jurisdiction (including all rights under common law and in applications and registrations pertaining to the foregoing).

        "INTERNAL REVENUE CODE" shall have the meaning set forth in
Section 4.12.

        "INVENTORIES" shall mean collectively, all feed supplies, hay, stock, food and beverage items, provisions in storerooms, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery and other expensed supplies, and all goods, materials and supplies used or intended for use at, or held for sale (whether on or off-site) in connection with, the Racetrack Business, to the extent owned or held by Seller, including, without limitation,
(i) food and liquor in unbroken packages, (ii) raw and uncooked food, unopened beverages and other salable merchandise, (iii) reserve stocks of operating supplies not in use, and (iv) engineering and maintenance supplies.

        "LAND" shall mean that certain real property more particularly described in EXHIBIT "A."

        "LEASES" shall mean the leases or subleases to which Seller or an Affiliate of Seller is lessor or sublessor and affecting any portion of the Assets which constitute Assigned Contracts.

        "LICENSE AGREEMENT" shall mean an agreement pursuant to which Buyer shall license to Seller certain of the Hollywood Park trademarks, tradenames, logos and marks in substantially the form of EXHIBIT D hereto.

        "LICENSES" shall mean, collectively, all governmental permits, franchises, licenses and approvals relating to the Assets or the use, occupancy and operations of the Racetrack Business or any other portion of the Assets, including all gaming permits and licenses, racing licenses, certificates of occupancy, certificates of compliance, food handlers permits, liquor licenses, any certificates of unofficial bodies, such as the National Fire Prevention Association and such other certificates as may be required or customary in the jurisdiction where the Assets are located or which pertain thereto, including, without limitation, those licenses listed on SCHEDULE 2.1.8 hereto.

        "LOSSES" shall mean all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, encumbrances, liens, expenses of investigation and defense of any claim, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (net of insurance proceeds actually received), including reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person.

        "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the financial condition, business, results of operations or properties or assets of the Racetrack Business or on the Assets in each case taken as a whole.

        "NON-COMPETITION AGREEMENT" shall have the meaning set forth in
Section 11.8.5.

        "OFFICE LEASE" shall mean a lease between Buyer and Seller pursuant to which a Seller or its Affiliate shall lease office space from Buyer substantially on the terms set forth on EXHIBIT E hereto, covering the premises outlined on EXHIBIT E-1 hereto.

        "PARKING LICENSE" shall mean a license agreement to be executed on the Closing Date pursuant to which Seller (or its Affiliate) shall allow Buyer's patrons to park on the Remainder Parcels, substantially on the terms set forth on EXHIBIT G hereto.

        "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization.

        "PRELIMINARY TITLE REPORT" shall have the meaning set forth in
Section 6.1.3.

        "PURCHASE PRICES" shall mean the purchase price for the Real Property and the purchase price for the Casino Building as specified in Section 3.3.1.

        "RACETRACK BUSINESS" shall mean the operation of the Hollywood Park Racetrack on a portion of the Real Property.

        "RACETRACK EMPLOYEES" shall mean employees employed by Seller exclusively in connection with the Racetrack Business.

        "REAL PROPERTY" shall have the meaning set forth in Section 2.1.1.

        "READERBOARD LEASES" shall have the meaning set forth in Section 2.1.10.

        "REMAINDER PARCELS" shall have the meaning set forth in Section 2.2.7.

        "REPRESENTATIVES" shall have the meaning set forth in Section 6.4.

        "RESUBDIVISION" shall have the meaning set forth in Section 6.1.1

        "REVIEW PERIOD" shall have the meaning given that term in Section 8.1.7 hereof.

        "SEC REPORTS" shall have the meaning set forth in Section 4.9.

        "SURVEY" shall have the meaning set forth in Section 6.1.2.

        "TITLE COMPANY" shall have the meaning set forth in Section 6.1.3.

        "TITLE POLICY" shall have the meaning set forth in Section 8.1.2

        "TRANSACTIONS" shall mean the transactions contemplated by the Transaction Documents.

        "TRANSACTION FINANCIAL STATEMENTS AND BALANCE SHEET" shall mean the unaudited income statement and balance sheet of the Racetrack Business, as of March 31, 1999, prepared by Seller and attached hereto as EXHIBIT F.

        "TRANSACTION DOCUMENTS" shall mean this Agreement, the Grant Deed, the Casino Building Grant Deed, the Bill of Sale, the Office Lease, the Casino Lease, the License Agreement, the Parking License, the Easement Agreement, the Non-Competition Agreement and such other documents as the parties shall mutually agree are necessary to complete the Transactions.

        "TVG FOUNDERS AGREEMENT" shall mean that certain Founders Agreement, dated July 30, 1997, between ODS Technologies, L.P. and Seller, as amended by that certain Amendment Agreement No. 1 (Founders Agreement), dated December 31, 1998.

        "TVG INVESTMENT AGREEMENT" shall have the meaning set forth in
Section 2.2.8.

2.      TRANSFER OF ASSETS.

        2.1 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller those certain assets of Seller described below including, without limitation, all of the assets of Seller necessary to conduct and operate the Racetrack Business substantially consistent with past operation, (the "ASSETS") as the same shall exist on the Closing Date (except the Excluded Assets, as defined in Section 2.2):

                2.1.1   REAL PROPERTY.

                        (a) THE RACETRACK PROPERTY. That certain real property in the City of Inglewood, County of Los Angeles, State of California, consisting of approximately 239.4 acres, as delineated on EXHIBIT A, including the Land, Improvements thereon and all rights, privileges and easements which are appurtenant to such real property (the "REAL PROPERTY").

                        (b) THE CASINO BUILDING. The Casino Building, as that term is defined in Section 1 hereof.

                2.1.2   PERSONAL PROPERTY.

                        (a) All tangible personal property, including, but not limited to, machinery and equipment including computer equipment (but not licensed software installed therein except to the extent assigned as Intellectual Property Assets under
                Section 2.1.4 of this Agreement) and communications equipment, furniture, supplies, inventory and trade fixtures reflected on the Transaction Financial Statements and Balance Sheet or otherwise located on the Real Property on the Closing Date and used in the Racetrack Business (other than the office furniture, software, computer and other equipment set forth on Schedule 2.1.2(a)) and including the televisions located in the Casino Building.

                        (b) Any leases relating to tangible personal property, including, but not limited to, machinery and equipment, furniture and tools, inventory, trade fixtures and supplies, located on the Real Property and used in the Racetrack Business, including those personal property leases and service agreements listed on SCHEDULE 2.1.2(b).

                2.1.3 INVENTORY. All Inventory reflected on the Transaction Financial Statements and Balance Sheet or otherwise located on the Real Property on the Closing Date.

                2.1.4   INTELLECTUAL PROPERTY RIGHTS.  Except as identified on
Schedule 2.2.9, (i) the Internet domain name registration for "hollywoodpark.com", (ii) all Intellectual Property Rights owned by or licensed to Seller which are used or held for use principally in connection with the Racetrack Business and (iii) all of the items identified on Sections (a), (b),
(c), (d), (e) and (f) of Schedule 4.27 ((i), (ii) and (iii) collectively, the "Intellectual Property Assets"), all subject to (a) all of the terms and conditions of the licenses or other agreements by which Seller holds, uses, or exploits those Intellectual Property Assets, (b) any existing licenses granted by Seller and other obligations related to the Intellectual Property Assets as of the Closing Date, and (c) the royalty obligations, contracts, claims and other restrictions on the exercise of such Intellectual Property Assets, actual and potential, identified on Schedule 4.27.

                2.1.5   INTENTIONALLY DELETED.

                2.1.6 BOOKS AND RECORDS. All books and records (other than personnel records relating to or containing performance reviews and similar evaluations unless the transfer is consented to by such personnel) and all files, documents, papers, customer lists, architectural plans, drawings and specifications, advertising and promotional materials and management and accounting procedures and guidelines relating to the Racetrack Business, pertaining to the Assets, the Assumed Liabilities or otherwise to the Racetrack Business that are related to continuing the operation of the Racetrack Business as a going concern, subject to the Seller retaining copies of the same, if and as it so chooses.

                2.1.7 ASSIGNED CONTRACTS. The rights of Seller under all Contracts relating to the Racetrack Business relating to periods after the Closing Date, including but not limited to (i) the Contracts listed on any of the schedules hereto (including all Material Contracts listed in Schedule 4.16 but not including: (a) the employment contracts listed on Buyer's notice to Seller pursuant to Section 11.2.1; and (b) the contracts listed on
Schedule 2.2.9), (ii) all collective bargaining agreements, (iii) all unfilled orders outstanding as of the Closing Date for the purchase of raw materials, goods or services by Seller and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by Seller, and (iv) those entered into in the ordinary course of business of the Racetrack Business through the Closing Date, except for any Contract that requires the consent to assignment of a party thereto and for which such consent has not been obtained pursuant to
Section 6.5 prior to the Closing (the "ASSIGNED CONTRACTS").

                2.1.8 PERMITS AND LICENSES. All transferable Licenses, including without limitation those listed on Schedule 2.1.8, except for those permits and licenses excluded pursuant to Section 2.2.9, including without limitation, those listed on Schedule 2.2.9.

                2.1.9 VEHICLES. All vehicles reflected on the Transaction Financial Statements and Balance Sheet and supporting schedules thereto.

                2.1.10 READERBOARD SIGNS. The readerboard signs located adjacent to the 405 and 105 freeways (the "READERBOARD SIGNS").

The Assets shall include all assets described above that are acquired by Seller for use in connection with the Racetrack Business between the date hereof and the Closing Date (except to the extent such assets would constitute Excluded Assets), but shall exclude assets of the type described above that are disposed of, sold or consumed after the date hereof in the ordinary course of business on a basis consistent with past practice. If, for any reason, any Excluded Assets are physically transferred to Buyer, or Buyer otherwise gains access to any such Seller property as a result of the transactions contemplated herein, no assignment or license of such property to Buyer shall be implied and, as between Buyer and Seller, all ownership interests and other rights of any kind in such property shall remain with Seller. If Buyer does come to possess or gain access to any Seller information or property other than the Assets, Buyer shall
(a) treat any such information as the confidential information of Seller,
(b) promptly notify Seller that Buyer possesses or has access to such information or property, and (c) cooperate fully with Seller to return to Seller or destroy such property promptly, as Seller may direct at its option. Specifically, but without limitation, any information stored on the computers transferred to Buyer hereunder, but not otherwise expressly transferred by this
Section 2.1 shall, as between Buyer and Seller, remain the sole and exclusive property of Seller.

        2.2 ASSETS NOT TRANSFERRED. Notwithstanding anything to the contrary contained herein, the following assets and properties of Seller are specifically excluded from the Assets and shall be retained by it (the "EXCLUDED ASSETS"):

                2.2.1 CASH AND CASH EQUIVALENTS. All working capital, cash on hand and cash equivalents of Seller (whether or not relating to the Racetrack Business), including, but not limited to, bank accounts and temporary cash investments;

                2.2.2 ACCOUNTS RECEIVABLE. All accounts receivable and notes receivable of Seller whether or not relating to the Racetrack Business (the "ACCOUNTS RECEIVABLE");

                2.2.3 REFUND CLAIMS. Rights to or claims for refunds of taxes and other governmental charges to the extent attributable to any time or periods ending on or prior to the Closing Date and the benefit of net operating loss carry-forwards or other credits of Seller, whether or not attributable to the Racetrack Business;

                2.2.4 THIRD PARTY CLAIMS. Claims or rights against third parties, except those arising with respect to events or breaches occurring after the Closing Date under the Assigned Contracts; provided, however, that any rights of indemnification, contribution or reimbursement that may exist under the Assigned Contracts in respect of liabilities or obligations retained by the Seller hereunder shall be Excluded Assets;

                2.2.5 INSURANCE. Subject to insurance policies covered under the Assigned Contracts, all insurance policies and rights thereunder, including but not limited to rights to any cancellation value as of the Closing Date;

                2.2.6 UNRELATED INFORMATION. Proprietary business information, records and policies that relate generally to Seller, or any Affiliate, and are not used principally in the Racetrack Business, including, but not limited to, management procedures and guidelines, proprietary financial reporting formats, accounting procedures, personnel records relating to or containing performance reviews or similar evaluations, instructions, organization manuals and strategic plans;

                2.2.7 ADJACENT REAL PROPERTY. All real property and all rights appurtenant thereto, and real property improvements, owned by Seller other than the Real Property (the "REMAINDER PARCELS");

                2.2.8 UNRELATED AND CORPORATE ASSETS. All other assets of Seller not specifically included in the Assets to be sold hereunder, including, but not limited to, all assets used or held for use in connection with Seller's various gaming operations or the operations or Seller's Turf Paradise racetrack, assets used or held for use other than principally in connection with the Racetrack Business (including without limitation (i) the J.D. Edwards accounting software and any other software or computer programs used by Seller on a company wide basis and not solely for the Racetrack Business as identified on Schedule 2.2.8; and (ii) all of Seller's right, title and interest in and to that certain Investment Agreement, dated July 30, 1997, between ODS Technologies and Seller, as amended (the "TVG INVESTMENT AGREEMENT")), all assets of the Casino Business other than the Casino Building, Seller's corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books and Seller's ownership of stock in its various subsidiaries;

                2.2.9 CERTAIN CONTRACTS AND LICENSES. All non-transferable licenses and permits including, without limitation, those set forth on
Schedule 2.2.8 and the rights of any Seller under any Contract regarding any
(i) non-transferable licenses and permits, and

(ii) any Contract that requires the consent to assignment of a party thereto and for which such consent has not been obtained pursuant to Section 6.5 prior to the Closing; provided that any such Contract shall be assigned upon receipt of any necessary consents, and (iii) any Contract or license set forth on Schedule 2.2.9 hereof; and

                2.2.10 CASINO BUILDING SIGNAGE. All signage located in or on the Casino Building.

3.      CLOSING, PURCHASE PRICES, ASSUMPTION OF LIABILITIES.

        3.1 CLOSING. The consummation of the purchase and sale of the Assets (the "CLOSING") shall occur on August 31, 1999, unless extended by the mutual written consent of Buyer and Seller. The date upon which the Closing shall occur is sometimes referred to in this Agreement as the "CLOSING DATE." Subject to the terms and conditions of this Agreement, Seller shall deliver possession of the Assets to Buyer on the Closing Date, free and clear of all Liens (except as permitted in Section 8.1.2). The parties agree that time is of the essence.

        3.2 SIMULTANEOUS DELIVERY; CONDITIONS CONCURRENT. All documents and other items to be delivered at the Closing shall be deemed to have been delivered simultaneously, and no delivery shall be effective until all such items have been delivered.

        3.3     PURCHASE PRICES.

                3.3.1 PURCHASE PRICES. Prior to the Closing, the parties shall agree upon the purchase price for the Real Property and the purchase price for the Casino Building which amounts shall total: (a) $140,000,000 in cash; plus (b) the assumption of the Assumed Liabilities. In the absence of agreement prior to the Closing Date, the determination of the cash purchase price for the Casino Building shall be determined by appraisal to be performed by a "Big-Five" accounting firm mutually acceptable to the Buyer and Seller.

                3.3.2 ASSUMED LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and become responsible for all of the following liabilities and obligations whether absolute, contingent, accrued or otherwise (collectively, the "ASSUMED LIABILITIES"):

                        (a) ASSIGNED CONTRACTS. Any and all liabilities, obligations and commitments arising or occurring after the Closing Date under the Assigned Contracts;

                        (b) POST-CLOSING OPERATIONS. All liabilities and obligations arising out of events or transactions after the Closing in connection with the operation of the Racetrack Business by Buyer;

                        (c) SPECIFIC UNDERTAKINGS. Any and all liabilities, obligations and commitments of Seller specifically undertaken by Buyer pursuant to any other provision of this Agreement; and

                        (d) CONDITION OF THE ASSETS. All liabilities arising as a consequence of the physical, structural or seismic condition of the Assets on and after the Closing Date, except to the extent that Seller is obligated to indemnify Buyer therefor or otherwise is liable with respect thereto under Section 9 of this Agreement.

        3.4 NON-ASSUMPTION OF CERTAIN LIABILITIES. Buyer is not assuming, and shall not be deemed to have assumed any liabilities, obligations or commitments of Seller, whether contingent or non-contingent, liquidated or unliquidated, asserted or unasserted, other than the Assumed Liabilities set forth above (the "EXCLUDED LIABILITIES"), all of which shall remain the liabilities, obligations and commitments of Seller. The Excluded Liabilities shall include, but shall not be limited to, the following:

                3.4.1 TAX LIABILITIES. Liabilities for taxes relating to the operation of the Racetrack Business and the Casino Business and the ownership of the Real Property and other Assets through the Closing;

                3.4.2 INDEMNIFICATION OBLIGATIONS. Seller's obligations to indemnify Buyer as provided in Section 9;

                3.4.3 LITIGATION. Except as otherwise provided in Section 9, all liabilities with respect to litigation, actions, proceedings or arbitrations pending on the Closing Date, and those which, if asserted after the Closing Date, exclusively relate to or which arise exclusively from events which occurred prior to the Closing including, without limitation, the actions described on Schedule 3.4.3;

                3.4.4 WORKERS' COMPENSATION CLAIMS. All liabilities for workers' compensation claims brought by Seller's employees and which exclusively relate to or which arise exclusively from events which occurred prior to the Closing other than relating to any obligation to rehire any such employee after the Closing Date;

                3.4.5 EMPLOYEE CLAIMS. All liabilities arising before the Closing Date from claims (other than workers' compensation claims) brought by employees or other present or former employees of the Seller who are not employees or which relate to any collective bargaining agreement(s) to which Seller is a party;

                3.4.6 LIABILITIES RELATING TO THE EXCLUDED ASSETS. All liabilities or obligations arising prior to, on or after the Closing Date with respect to or in connection with the Excluded Assets;

                3.4.7 BROKERS, ETC. Any liability whether currently in existence or arising hereafter relating to fees, commissions or expenses owed to any broker, finder, investment banker, attorney or other intermediary or advisor employed by Seller or any of its Affiliates in connection with the transactions contemplated hereby or otherwise; it being expressly acknowledged that CIBC Oppenheimer has been engaged solely by Buyer;

                3.4.8   DEBT.  All Debt;

                3.4.9 AFFILIATES. Any liability, whether currently in existence or arising hereafter, owed by Seller to any of its Affiliates, other than compensation and benefits for employees of the Racetrack Business to the extent such persons are employed by Buyer or its Affiliates after the Closing; and

                3.4.10  ENVIRONMENTAL.  Except as otherwise provided in
Section 9, all liabilities arising from the environmental condition of the Real Property or the Casino Building prior to Closing.

Notwithstanding the provisions of Sections 3.4.3 and 3.4.5 hereof, in the event a court orders equitable relief with respect to such Excluded Liabilities which equitable relief Seller could no longer comply with due to its sale of the Assets which would be affected by such equitable relief, Buyer shall be responsible for complying with such order and Seller shall reimburse Buyer for the actual out-of-pocket cost thereof; provided, however, that Buyer shall not voluntarily agree to any such equitable relief (if it intends to seek reimbursement from Seller) unless it shall first have advised Seller as to the proposed equitable relief and Seller shall have consented thereto.

        3.5 DELIVERIES AT CLOSING. At Closing, Seller and Buyer shall each deliver to the other such instruments and funds as are necessary to consummate the purchase and sale of the Assets and the assignment and assumption of the Assumed Liabilities, including the following:

                (a)     SELLER SHALL DELIVER TO BUYER:

                        1. A duly executed and acknowledged grant deed ("GRANT DEED"), sufficient to convey to Buyer fee title to the Real Property.

                        2. A duly executed and acknowledged grant deed ("CASINO BUILDING GRANT DEED"), sufficient to convey to Buyer fee title to the Casino Building.

                        3. The Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller.

                        4. The Easement Agreement, duly executed by Seller and acknowledged.

                        5.       The License Agreement, duly executed by Seller.

                        6.       The Casino Lease, duly executed by Seller.

                        7.       The Office Lease, duly executed by Seller.

                        8.       The Parking License, duly executed by Seller.

                        9. An affidavit directed to Buyer giving Seller's taxpayer identification number and confirming that Seller is not a

                                 "foreign person," which affidavit shall be sufficient to relieve Buyer of any withholding obligation under Section 1445 of the Internal Revenue Code (provided, however, that if Seller fails to deliver such affidavit, Buyer's remedy shall be to withhold from the Purchase Prices in accordance with law).

                        10. A California Real Estate Withholding Exemption Certificate (Form 590-RE), which shall be sufficient to relieve Buyer of any withholding obligation under Section 18805 and/or Section 26131 of the California
                                 Revenue and Taxation Code (provided however that if Seller fails to deliver such Certificate, Buyer's remedy shall be to withhold from the Purchase Prices in accordance with law).

                        11. Originals or copies of any warranties and guaranties received by Seller and to be assigned to Buyer, to the extent in Sellers possession or readily available to Seller, from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the Improvements, the Casino Building or any tenant improvements.

                        12. Originals or copies of all Assigned Contracts and all transferable Licenses, if any, to be assigned to Buyer pursuant to this Agreement.

                        13. All existing as-built plans and specifications for the Improvements and the Casino Building in the possession or under the control of Seller.

                        14.      The Closing Statement, duly executed by Seller.

                        15. The certificates referred to in Section 8.1.4 and 8.1.6 hereof.

                        16. The Opinion of counsel to Seller referred to in Section 8.1.8.

                        17.      The Non-Competition Agreement referred to in
                                 Section 11.8.5.

                        18. Such other instruments and documents as may be reasonably required for Seller to perform its obligations hereunder or as may be reasonably required by the Title Company.

                (b)     BUYER SHALL DELIVER TO SELLER:

                        1. The Purchase Prices, in cash or immediately available funds.

                        2. The Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer.

                        3. The Easement Agreement, duly executed by Buyer and acknowledged.

                        4.       The License Agreement, duly executed by Buyer.

                        5.       The Casino Lease, duly executed by Buyer.

                        6.       The Office Lease, duly executed by Buyer.

                        7.       The Parking License, duly executed by Buyer.

                        8.       The Closing Statement, duly executed by Buyer.

                        9. The certificates referred to in Section 8.2.3 and 8.2.4 hereof.

                        10. The Opinion of counsel to Buyer referred to in Section 8.2.5.

                        11. Such other instruments and documents as may be reasonably required for Buyer to perform its obligations hereunder or as may be reasonably required by the Title Company.

        3.6 TAX ALLOCATION. Buyer and Seller shall mutually agree upon the allocation of the Purchase Prices to broad categories constituting components of the Assets, including an allocation for the Casino Building, the Real Property and the Personal Property for purposes of Internal Revenue Service Form 8594. In the absence of agreement prior to the Closing Date, the allocation of the Purchase Prices shall be determined by appraisal to be performed by a "Big-Five" accounting firm mutually acceptable to Buyer and Seller. The costs of the appraisal shall be borne equally by Buyer and Seller. Each party will report timely the purchase and sale of the Assets in accordance with the agreed upon allocation among such broad categories for all federal, state, local and other tax purposes. Buyer shall also furnish Seller with a form of reseller certificate that complies with the requirements of the California Taxation and Revenue Code and other applicable state taxation laws.

        3.7     COSTS AND PRORATIONS.

                3.7.1 COSTS. Costs of the Closing shall be allocated as follows:

                        SELLER SHALL PAY:

                        (a) the costs of preparing and recording the Grant Deed, the Casino Building Grant Deed, the Easement Agreement and all other documents (other than those relating to Buyer's financing, if any) to be recorded at the Closing,

                        (b) all state and local documentary transfer, stamp, or similar taxes, if any, imposed in connection with the transfer of the Casino Building and the Real Property,

                        (c) all trustee's and other fees in connection with any deeds of trust which shall be reconveyed at Closing,

                        (d) the cost of preparing the Preliminary Title Report and the premiums for a CLTA Owner's Title Policy in the amount of the portion of the Purchase Prices allocated to the Casino Building and the Real Property,

                        (e) the cost of the Survey, and any supplemental survey,

                        (f) one-half of the actual costs incurred by Buyer to obtain a liquor license for the Racetrack Business, not to exceed $25,000, and

                        (g)  one-half of the HSR filing fee.

                        BUYER SHALL PAY:

                        (a) all state and local sales or use taxes imposed in connection with the transfer of the Personal Property,

                        (b) the cost of preparation and recordation of its mortgage, deed of trust, or other applicable financing instruments, if any,

                        (c) the portion of the premium for the Title Policy not chargeable to Seller as provided above, including the incremental cost of the ALTA Title Policy and all endorsements thereto specified by Buyer, and

                        (d)  one-half of the HSR filing fee.

All other costs, if any, shall be apportioned in the customary manner for real estate transactions in Los Angeles County.

                3.7.2 PRORATIONS. At Closing, the parties shall prorate as of the Closing Date, the following with respect to the Racetrack Business and the Assets:

                        (a) TAXES: Real estate taxes, assessments, personal property taxes and rent tax, if any, on all or any portion of the Casino Building and the Real Property, based on the regular and supplemental tax bills for the calendar year in which the Closing occurs. In the event that the actual property taxes payable in respect of the Assets are not ascertainable as of the Closing Date, then the parties will prorate such taxes on the basis of the latest available tax bill and will make such post-Closing adjustment as may be necessary when the actual taxes are determined. All taxes and assessments relating to periods prior to and through the Closing shall be paid by Seller and Buyer shall be responsible for all taxes and assessments relating to periods after the Closing. Seller shall pay any supplemental tax bills or taxes or assessments levied by the taxing authorities or received subsequent to the Closing Date to the extent applicable to periods prior to the Closing Date. If any supplemental real estate taxes are levied for the taxable period up to and including the Closing Date, the parties will, immediately after the Closing or the issuance of the supplemental real estate tax bill (whichever last occurs), prorate between themselves, in cash, without interest and to the date of the Closing Date, the supplemental real estate taxes shown by such bill.

                        (b) PREPAID ITEMS, DEPOSITS AND UTILITIES: All prepaid items and deposits applicable to the ownership of the Assets or operation of the Racetrack Business covering periods prior to and after the Closing Date, including without limitation, the items listed on Schedule 3.7.2(b) and all utilities including gas, water, sewer, electricity, telephone and other utilities supplied to the Casino Building and the Real Property. Seller shall pay, prior to the Closing Date, all such amounts for which a bill has been received or for which payments are otherwise due prior to the Closing Date, and Buyer shall be credited, and Seller shall be debited, with an amount equal to all utility charges for the period from the date such bills were issued or such payments were due until the Closing Date. All meters shall be read as of the Closing Date.

                        (c) ACCOUNTS RECEIVABLE. Buyer agrees to use its best efforts to collect all Accounts Receivable, including advertising, income, rents and other revenues derived from the operation of the Racetrack Business, for the benefit of Seller by using substantially the same efforts as the Racetrack Business has historically used in the collection of its accounts; provided however, that Buyer shall not be required to resort to litigation. Seller shall designate an account to which Buyer shall deposit monies it collects with respect to such receivables and Buyer agrees to promptly deposit to such account any monies it collects. Seller agrees to reimburse Buyer for the reasonable, documented out-of-pocket costs (which costs shall not include employee salaries or overhead) Buyer incurs in connection with assisting Seller in the collection of the Accounts
                Receivable. Any monies received by Buyer from the account debtors that owe Accounts Receivable shall be applied against the invoice to which the payment relates and shall be delivered to Seller or retained by Buyer accordingly. Buyer and Seller shall cooperate to identify the proper recipient of monies received without sufficient identifying information.

                        (d) ASSIGNED CONTRACTS. Amounts payable under Assigned Contracts shall be prorated on an accrual basis. Seller shall pay when due all amounts for which a bill has been received prior to the Closing Date. For bills received after the Closing Date, Seller agrees to pay its prorated share when due or to promptly reimburse Buyer if paid by Buyer.

                3.7.3 CLOSING STATEMENT. Buyer and Seller shall mutually agree upon a closing statement (the "CLOSING STATEMENT") consistent with the foregoing and otherwise consistent with this Agreement. Seller shall prepare a preliminary Closing Statement and will deliver it to Buyer at least ten
(10) days prior to the Closing. Buyer shall inform Seller of any questions or disputes within five (5) days of its receipt of the Statement. If the parties are unable to agree upon the concepts embodied in the proposed Closing Statement, any disputes will be resolved by a "Big-Five" accounting firm mutually acceptable to the parties.

As soon as practicable after the Closing, Seller shall deliver a final Closing Statement to Buyer. Any disputes will be resolved as aforesaid.

4.      REPRESENTATIONS AND WARRANTIES OF SELLER.

        As an inducement for Buyer to enter into this Agreement, Seller represents and warrants to Buyer that except as set forth on any Disclosure Schedule, each of the following statements is true and correct as of the date hereof, and shall be true and correct as of the Closing Date (as such representations and warranties may be modified or amended pursuant to Section
12.12 hereof):

        4.1 ORGANIZATION, CORPORATE POWER, AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, operate and lease the Assets, to conduct the Racetrack Business and the Casino Business, to execute and deliver the Transaction Documents to which it is a party and to perform its respective obligations thereunder.

        4.2 AUTHORIZATION OF AGREEMENTS. The execution, delivery and performance by Seller of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by the Seller. This Agreement has been, and each other Transaction Document to which Seller is a party will be at the Closing, duly executed and delivered by Seller, and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors' rights generally.

        4.3 EFFECT OF AGREEMENT. The execution, delivery and performance by Seller of the Transaction Documents, and the consummation by it of the Transactions, will not violate the Certificate of Incorporation or By-laws of Seller or any judgment, award or decree to which it is a party, or by which Seller or the Assets are bound, or result in a breach of or constitute (with due notice or lapse of time or both) a default under, any indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the Assets, except to the extent that (a) the effect thereof is not reasonably likely to have a Material Adverse Effect, (b) consents may be required under Seller's loan agreements, including, without limitation, that certain Amended and Restated Reducing Revolving Loan Agreement, dated as of October 14, 1998, by and among Seller on the one hand and Bank of America National Trust and Savings Association as Administrative Agent and the other Banks who are parties thereto on the other hand (the "BANK OF AMERICA LOAN AGREEMENT"), or (c) consents may be required for assignment of certain of the Contracts.

        4.4 GOVERNMENTAL APPROVALS. Except as set forth in Schedule 4.4 and except for filings pursuant to the HSR Act, no material approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required to be obtained by Seller for the execution and delivery by Seller of the Transaction Documents or the consummation by it of the Transactions. To the knowledge of Seller, there are no facts relating to the identity or circumstances of Seller that would prevent or materially delay obtaining any of the required consents.

        4.5     CONDITION OF PROPERTY AND ASSETS.  Except as set forth in
Schedule 4.5, 4.6 or 4.10, to Seller's knowledge, there are no material physical or mechanical defects in the Casino Building or Improvements on the Land, or in the other Assets, in each case except ordinary wear and tear and obsolescence.

        4.6     COMPLIANCE WITH LAWS.  Except as set forth in Schedule 4.5,
4.6 or 4.10, to Seller's knowledge, the construction of the Improvements and the Casino Building and the use and operation of the Racetrack Business is (or in the case of construction was, at the time of such construction) in material compliance with applicable statutes, codes, ordinances, rules, regulations, requirements, orders, writs, directives, judgments and decrees (collectively, "LAWS") of any court, commission, tribunal or any governmental agency or authority, (collectively, "GOVERNMENTAL AUTHORITY"), including without limitation, the regulations and requirements of the Racing Board, the California Department of Health, the Department of Commerce and Consumer Affairs, the California Department of Toxic Substances Control, the California Regional Water Control Board - Los Angeles Region, the California State Water Resources Control Board and the United States Environmental Protection Agency, the City of Inglewood Building Department and any other county commission or agency, and, to Seller's knowledge, Seller has received no notice of material non-compliance with any Laws.

        4.7 UTILITIES. To Seller's knowledge, all material water, sewer, gas, electric, telephone and all other utilities for the present use and operation of the Racetrack Business and the Casino Business are installed to the property lines thereof, are all connected and operating, are adequate to service such property as presently configured and to permit present usage of such property.

        4.8 IMPROVEMENT CONTRACTS. Except as set forth in Seller's capital budget for the 1999 calendar year attached hereto as Schedule 4.8 (the "CAPITAL BUDGET") at Closing, there will be no outstanding Material Contracts made by Seller for any improvements to the Real Property or the Casino Building, or for professional services rendered in furnishing plans for, the development of the Real Property or the Casino Building, which have not been fully paid for, and Seller shall have discharged all material mechanics' or materialmens, liens arising from any labor or materials furnished to the Real Property and the Casino Building prior to Closing. To Seller's knowledge, except as set forth in the Title Report, no outstanding special assessment or special taxes are due or pending, which, when imposed, would create a lien on the Real Property or the Casino Building.

        4.9 REPORTS; FINANCIAL STATEMENTS; TRANSACTION FINANCIAL STATEMENTS AND BALANCE SHEET. Seller has previously furnished or made available to Buyer true and complete copies of each effective registration statement, report, proxy statement or information statement prepared and filed with Commission by it since December 31, 1997, including (i) the Company's Annual Reports on Form 10-K for the years ended December 31, 1997 and December 31, 1998, (ii) the Company's Proxy Statements for its 1998 and 1999 annual meetings of stockholders, and (iii) the Company's Registration Statement on Form S-4 dated March 26, 1999 and any amendments thereto filed prior to the date hereof (collectively, including any such reports and documents filed subsequent to the date hereof, the "SEC REPORTS"), as filed with the Commission. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading with respect to the Racetrack Business or the Assets. The audited consolidated financial statements and unaudited interim financial statements of Seller included in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Seller as at the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein. The Transaction Financial Statements and Balance Sheet has been, and the monthly financial information to be delivered pursuant to Section 6.3 will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto), and present fairly the financial position of Seller as of the date thereof and the results of its operations for the period covered by such financial statement and balance sheet, subject to normal year-end audit adjustments and any other adjustments described therein.

        4.10 HAZARDOUS SUBSTANCES. Except as set forth on Schedule 4.5, 4.6, 4.10 or 4.17, (a) to Seller's knowledge, neither the Real Property nor the Casino Building (including, without limitation, the subsurface soil and the ground water thereunder) contain any material amount of any Hazardous Substance, or any active or abandoned underground storage tank, (b) Seller has no knowledge of any past generation, transportation, storage, treatment or disposal of any material amount of any Hazardous Substance on the Real Property or the Casino Building; (c) Seller has no knowledge of any actual or threatened claims or demands by any third party or employee with regard to releases of, or exposures to, Hazardous Substances, (d) Seller has no knowledge of any off-site disposal of any material amount of any Hazardous Substance, and (e) to Seller's knowledge, Seller has delivered to Buyer copies of all environmental reports in its possession relating to the Real Property and the Casino Building.

        4.11 LEASES. Except as set forth on Schedule 4.11, there are no Leases or other agreements relating to the possession or occupancy of any portion of the Real Property or the Casino Building.

        4.12 "FOREIGN PERSON" STATUS. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the "INTERNAL REVENUE CODE").

        4.13 EMINENT DOMAIN; ZONING; STREET CHANGES; OTHER LITIGATION. Except as set forth in Schedule 4.13, to Seller's knowledge, there are no actions, litigation or proceedings pending, contemplated or threatened to take all or any portion of the Real Property or the Casino Building, or any interest therein, by eminent domain or to modify the zoning of, the Real Property or the Casino Building.

        4.14 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except in the ordinary course of business, consistent with past practice, or as disclosed on the Transaction Financial Statements and Balance Sheet, or as contemplated hereunder, since December 31, 1998, Seller has not with respect to the Racetrack Business or the Assets:

                4.14.1 MATERIAL OBLIGATIONS. Incurred any material obligation or liability (fixed or contingent), except normal trade or business obligations and liabilities incurred in the ordinary course of business and obligations and liabilities in connection with the Transactions;

                4.14.2 DISCHARGE OR SATISFACTION OF LIENS. Discharged or satisfied any material lien, security interest or encumbrance or paid any material obligation or liability (fixed or contingent), other than pursuant to the terms of such obligation;

                4.14.3 ADDITIONAL LIENS. Mortgaged, pledged or subjected to any material lien, security interest or other encumbrance any of the Assets;

                4.14.4 ACQUISITION OR DISPOSITION OF ASSETS. Transferred, leased or otherwise disposed of any portion of the Assets;

                4.14.5 COMPROMISE OF DEBTS OR CLAIMS. Canceled or compromised any debt or claim;

                4.14.6 WAIVER OF MATERIAL RIGHTS. Waived or released in writing any rights of value to the Racetrack Business or the Assets;

                4.14.7 RIGHTS IN LICENSES, TRADEMARKS, PATENTS. Transferred or granted any rights under any Intellectual Property Rights;

                4.14.8 EMPLOYEE COMPENSATION. Made or granted any material wage or salary increase to any Racetrack Employees, entered into any written employment contract with any officer of Seller working exclusively for the Racetrack Business or Racetrack Employee or made any material loan to, or entered into any material transaction of any other nature with, any officer of Seller working exclusively for the Racetrack Business or Racetrack Employee. Seller has made available to Buyer the salary and benefits information relative to the employees of Seller relating to the Racetrack Business;

                4.14.9 MATERIAL CONTRACTS. Entered into any Material Contract, except for (i) Contracts listed in Schedule 4.16, (ii) the Transaction Documents, and (iii) sales or purchases in the ordinary course of business;

                4.14.10 CASUALTY LOSS. Experienced any material damage, destruction or loss (whether or not covered by insurance) to the Assets;

                4.14.11 MATERIAL ADVERSE CHANGE. Experienced any adverse change in the financial condition, business, results of operations, properties or assets of the Racetrack Business or the Assets that would reasonably be likely to result in a Material Adverse Effect other than any such adverse change which results from economic conditions which generally affect the industry in which the Company operates or from economic conditions generally;

                4.14.12 ACCOUNTING. Changed its accounting principles, methods or practices or in the manner it keeps its books and records or changed its current practices with regards to sales, receivables, payables or accrued expenses; or

                4.14.13 CAPITAL EXPENDITURES. Incurred any single capital expenditure or commitment materially inconsistent with the Capital Budget.

        4.15 TITLE TO ASSETS, ABSENCE OF LIENS AND ENCUMBRANCES. Seller has, or at the time of the Closing will have, good and valid title to all of the Assets (except for leased Assets), in each case free and clear of all mortgages, liens, charges, security interests or other encumbrances of any nature whatsoever, other than (a) liens for taxes not yet due, (b) liens in the ordinary course of business consistent with past practice, (c) matters disclosed by the Title Report, Survey and any supplements thereto or otherwise of record, and (d) matters which would be disclosed by a physical inspection of the Assets.

        4.16 MATERIAL CONTRACTS. Schedule 4.16 sets forth each executory Contract (collectively, the "MATERIAL CONTRACTS") (a) that obligates Seller to pay an amount of $100,000 or more and which cannot be terminated at any time without material penalty, (b) that has an unexpired term as of the date hereof of one (1) year or more and which cannot be terminated prior to each expiration without material penalty; (c) by which any material portion of the Assets are bound; or (d) is a written employment agreement or collective bargaining agreement. Seller has made available to Buyer true and complete copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all oral Contracts, listed, or required to be listed, on Schedule 4.16. To Seller's knowledge, neither Seller nor the other parties thereto is in material breach of any such Material Contract, each Material Contract is valid and enforceable in accordance with its terms for the periods stated therein, and there is not under any such Material Contract any existing material default (including, but not limited to, any payment default) or event of material default or event that, with notice or lapse of time or both, would constitute such a material default. Seller has paid or accrued for, or will pay or accrue for prior to the Closing, all amounts due and owing prior to the Closing under the Assigned Contracts requiring the payment of a specific sum(s) of money on a specific date(s) or as the result of a specific occurrence(s). In addition, Seller has received all amounts due and owing it from the other parties to the Assigned Contracts requiring the payment of a specific sum(s) of money on a specific date(s) or as the result of a specific occurrence(s) (except to the extent such amounts are reflected as Accounts Receivable).

        4.17    LITIGATION.  To Seller's knowledge, except as disclosed in
Schedule 3.4.3, 4.5, 4.6, 4.10 or 4.17, there is no material legal, administrative, arbitration or other proceeding, claim, action, or governmental or regulatory investigation of any nature pending or, to the knowledge of Seller, threatened against or affecting the Assets.

        4.18 ASSETS. To Seller's knowledge, the Assets constitute all of the assets and properties used by, and materially necessary for the operation of, the Racetrack Business and the Casino Business as of the date of the Transaction Financial Statements and Balance Sheet, except as to Assets sold, disposed of or consumed in the ordinary course of business since such date and the Excluded Assets.

        4.19 COMMISSIONS. Neither the Seller nor any of its directors, officers, employees or agents have employed or incurred any liability to, any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the Transactions.

        4.20 LABOR RELATIONS. To Seller's knowledge, except as set forth in Schedule 4.20, (a) there is no material unfair labor practice charge or complaint or union or employee grievance or arbitration against Seller pending, or, to Seller's knowledge, threatened in writing against Seller; (b) there is no labor strike, dispute, slowdown or stoppage threatened or, to Seller's knowledge, pending against Seller; (c) there is no representation claim or petition pending before the National Labor Relations Board; (d) there are no collective bargaining agreements applicable to the Racetrack Employees of Seller; and (e) there has been no material work stoppage during the past five (5) years.

        4.21 SEVERANCE OBLIGATIONS. The consummation of the Transactions will not entitle any current or former Racetrack Employee to severance payment by Buyer, provided that Buyer complies with the provisions of Section
11.2.1 hereof.

        4.22 EMPLOYEE BENEFIT PLANS. To Seller's knowledge, there are no liens against the Assets under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA. To Seller's knowledge, except as set forth on Schedule 4.16, neither Seller nor any corporation, trade, business or other entity under common control with Seller, within the meaning of Sections 414(b), (c),
(m) or (o) of the Code, or under Section 4001 of ERISA (an "ERISA AFFILIATE") is or was obligated to contribute to any multi-employer plan within the meaning of Section 3(37) of ERISA or any plan subject to Title IV of ERISA. From and after Closing, except pursuant to applicable collective bargaining agreements, pursuant to an agreement with, or membership in, the California Racetrack Federation Association or as provided in this Agreement, Buyer will have no obligation to contribute to, or any liability in respect of, any "Employee Benefit Plan" (as such term is defined below) sponsored or maintained by Seller or any ERISA Affiliate, or to which Seller or any ERISA Affiliate was obligated to contribute. Neither any applicable collective bargaining agreement nor any agreement with, or membership in, the California Racetrack Federation Association, would require Buyer to contribute after the Closing to any employee benefit plan as defined in Section 3(3) of ERISA to which only one employer contributes directly or indirectly (with the number of contributing employers being determined under Sections 414(b), (c), (m),
(n) and (o) of the Code). The Seller and its ERISA Affiliates will not, in connection with the transactions contemplated by this Agreement, cease to provide any group health plan coverage to their employees in a manner which would cause Buyer to be deemed a successor employer of such Seller or its ERISA Affiliates within the meaning of Proposed Treasury Regulations Section 54.4980B-9 Q&A8(c). For purposes of this Agreement, the term "EMPLOYEE BENEFIT PLAN" means (i) any employee benefit plan within the meaning of
Section 3(3) of ERISA, or (ii) any similar employment, severance or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

        4.23 GUARANTIES. Except as set forth on Schedule 4.23, there are no guaranties, letters of credit or performance bonds with respect to any obligations or liabilities of the Racetrack Business.

        4.24 FOREIGN CORRUPT PRACTICES ACT. To Seller's knowledge, Seller has not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

        4.25 AFFILIATE TRANSACTIONS. Except as disclosed in the SEC Reports or as disclosed in Schedule 4.25, there are no Contracts, liabilities, transactions or relationships that would be required to be disclosed by the Seller by Item 404 of Regulation S-K.

        4.26 YEAR 2000. Except as set forth in the SEC Reports, Seller, to its knowledge, has taken all actions necessary and appropriate to confirm that there shall be no material adverse change to the Racetrack Business's business or electronic systems or material interruptions in the Racetrack Business by reason of the advent of the year 2000; provided, however, no representation or warranty is being made with respect to Seller's systems suppliers.

        4.27    INTELLECTUAL PROPERTY RIGHTS.  To Seller's knowledge:

                (a) Section (a) of Schedule 4.27 contains a complete and correct list of all: (i) U.S., state, and foreign trademark, service mark, and trade name registrations and applications owned by--or, for applications, filed on behalf of--Seller that are material to the Racetrack Business, or that contain the phrase HOLLYWOOD PARK or a substantially similar phrase, including an identification of the mark at issue, the registration or application number, the registration date (if applicable), and the class and description of the related goods or services; and (ii) all other trademarks, service marks, or trade names that are owned by Seller and material to the Racetrack Business.

                (b) Section (b) of Schedule 4.27 contains a complete and correct list of all: (i) U.S. and foreign copyright registrations and applications owned by--or, for applications, filed on behalf of--Seller that are used or held for use principally in connection with the Racetrack Business, including an identification of the title and nature of the work at issue and its registration number (if applicable); and (ii) major categories of materials, other than computer programs, that are likely to be protected by copyright laws, owned by Seller and material to the Racetrack Business.

                (c) Section (c) of Schedule 4.27 contains a complete and correct list of all U.S. and foreign patent registrations and applications owned by--or, for applications, filed on behalf of--Seller that are material to the Racetrack Business, including an identification of the title and nature of the work and its registration or application number.

                (d) Section (d) of Schedule 4.27 contains a complete and correct list of all trade secrets and confidential or other proprietary information (including customer lists and customer databases) that are owned by Seller and material to the Racetrack Business.

                (e) Section (e) of Schedule 4.27 contains a complete and correct list of all computer programs owned by, or licensed to, Seller that are material to the Racetrack Business.

                (f) Except as set forth on Schedules 2.2.9 and 2.2.10, Section (f) of Schedule 4.27 contains a complete and correct list of all: (i) agreements granting Seller the right to use any Intellectual Property Rights material to the Racetrack Business; (ii) all agreements by which Seller has licensed third parties any of the Intellectual Property Rights assigned to Buyer hereunder; and (iii) all other agreements or obligations of any sort limiting the use of or otherwise impacting any of the Intellectual Property Rights assigned to Buyer hereunder. Except as identified on Schedule 4.27, the agreements identified in Section (f) of Schedule 4.27 are valid and binding obligations of Seller, enforceable in accordance with their terms, and neither Seller nor any other Person party thereto is in default thereunder.

                (g)     Except as set forth in Section (g) or elsewhere in
Schedule 4.27: (i) no claim is pending or threatened to the effect that the present or past use of the Intellectual Property Assets by Seller infringes upon, or conflicts with, the rights of another Person; (ii) Seller's current use, sale, or licensing of the Intellectual Property Assets does not infringe upon or violate any rights of another Person; (iii) no Person is infringing upon Seller's rights in and to the Intellectual Property Assets; (iv) none of the Intellectual Property Assets are subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by Seller, or restricting the licensing thereof by Seller; and (v) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any Intellectual Property Asset, except as may be provided in any licenses or other agreements by which Seller holds any third-party Intellectual Property Rights.

                (h) Except as set forth in Section (h) of Schedule 4.27, Seller is not currently obligated to make royalty or other payments to any owner of, licensor of, other claimant to, or any other Person regarding any Intellectual Property Assets.

                (i) Except as set forth on Schedules 2.2.9 and 2.2.10, the Intellectual Property Assets include all Intellectual Property Rights which are owned or used by Seller and material to the conduct of the Racetrack Business in the manner that the Racetrack Business has heretofore been conducted.

                (j) Except as identified otherwise on Schedule 4.27, (i) the registrations listed on Schedule 4.27 are valid and subsisting in full force and effect and have not expired or been canceled or abandoned; (ii) there is no pending or threatened, opposition, interference, cancellation, or other legal or governmental action or proceeding before any court or registration authority with respect to the registrations listed on Schedule 4.27; and (iii) Seller is the sole and exclusive owner of all the Intellectual Property Assets identified on Schedule 4.27 other than those third-party Intellectual Property Rights licensed to Seller and identified in Section (f) of Schedule 4.27.

5.      REPRESENTATIONS AND WARRANTIES OF BUYER.

        As an inducement for Seller to enter into this Agreement, Buyer represents and warrants to Seller that each of the following statements is true and correct as of the date hereof, and shall be true and correct as of the Closing Date (as such representations and warranties may be modified or amended pursuant to Section 12.12 hereof):

        5.1 ORGANIZATION, CORPORATE POWER AND AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky and is duly qualified to do business as a foreign corporation in the jurisdictions in which Buyer conducts its business, except where the failure so to qualify will not have a material adverse effect on Buyer's ability to perform its obligations under the Transaction Documents and, after the Closing, to use the Assets and operate the Racetrack Business. Buyer has all requisite corporate power and authority to acquire, own, lease and operate the Assets, to conduct the Racetrack Business and to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

        5.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Buyer. This Agreement has been, and each other Transaction Document to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

        5.3 EFFECT OF AGREEMENT. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the Certificate of Incorporation or By-laws of Buyer or any judgment, award or decree or any material indenture, material agreement or other material instrument to which Buyer is a party, or by which Buyer or its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the properties or assets of Buyer, except to the extent the effect thereof will not be materially adverse to Buyer's ability to fulfill its obligations under the Transaction Documents to which it is a party and, after the Closing, to use the Assets and operate the Racetrack Business.

        5.4 APPROVALS. Except as set forth in Schedule 5.4 and except for filings pursuant to the HSR Act, no approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required to be obtained by Buyer for the execution and delivery by Buyer of the Transaction Documents to which it is a party or the consummation by it of the Transactions. Buyer has received all required consents from its lender(s) necessary for Buyer to execute this Agreement and consummate the Transactions. To the knowledge of Buyer, there are no facts relating to the identity or circumstances of Buyer that would prevent or materially delay obtaining any of the required consents.

        5.5 COMMISSIONS. Except for CIBC Oppenheimer, whose fees shall be Buyer's sole responsibility, neither Buyer nor any of its directors, officers, employees or agents have employed, or incurred any liability to, any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the Transactions.

        5.6 FINANCING. Buyer has sufficient funds available (through existing credit arrangements) to consummate the Transactions. To the extent Buyer's internal financing sources become unavailable, Buyer will promptly arrange for alternate financing for the Transactions, which financing will be in place in time to permit the Closing to occur on August 31, 1999.

        5.7 BUYER'S INVESTIGATION. Buyer is an experienced investor in real estate and a sophisticated operator of racing tracks and will make its own investigation and analysis of the Real Property and Assets as Buyer deems necessary with respect to the condition, suitability, compliance with law, and prospects for future development of the Real Property and Assets for Buyer's use and all other aspects of this Transaction. Buyer will rely upon its own (and its consultants') inspections, investigations and analyses of the Real Property and other Assets, and, with the exception of only those express representations and warranties of Seller (as modified by the results of Buyer's inspections and investigations) set forth herein, upon which Buyer shall be entitled to rely, Buyer will not rely in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Sellers or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters it being expressly acknowledged that Seller has not verified the accuracy or completeness of any such information or the qualification of the persons preparing such information. Buyer acknowledges that Seller has not made any representations or warranties regarding the condition or suitability of the Assets, except as expressly set forth in this Agreement.

6.      COVENANTS OF SELLER.

        6.1     REAL PROPERTY MATTERS.

                6.1.1 RESUBDIVISION. Seller shall promptly and diligently process the approval of such lot line adjustments, parcel maps and/or tentative maps and related approvals and conditions as may be approved or required by the City of Inglewood, and the finalization and/or recordation thereof, pursuant to which the Casino Building and the Real Property, on the one hand, and the "Remainder Parcels" on the other hand, will be legally subdivided into separate legal parcels substantially as outlined on Exhibit A hereto (the "RESUBDIVISION"). All costs associated with the preparation, processing and recordation of the Resubdivision shall be borne by Seller.

                6.1.2 SURVEY. Buyer acknowledges that Seller has heretofore delivered to Buyer a copy of that certain ALTA ACSM Land Title Survey of the Casino Building, the Real Property and the Remainder Parcels, prepared by Psomas & Associates and dated February 14, 1997 (the "SURVEY"). Seller shall promptly cause the Survey to be supplemented at such time as the Preliminary Title Report is issued and when the Resubdivision is in final form to reflect the subdivision of subject real property. All costs of preparation of the Survey and supplements thereto shall be borne by Seller.

                6.1.3   PRELIMINARY TITLE REPORT.

                        (a) Within ten (10) days following mutual execution of this Agreement, Seller shall request First American Title Insurance Company (the "TITLE COMPANY"), to prepare a preliminary title report with respect to the Casino Building, the Real Property and the Remainder Parcels setting forth the legal description of the Casino Building and Real Property together with the Remainder Parcels and containing such exceptions as the Title Company would specify in an American Land Title Association ("ALTA") form of owner's policy of title insurance and to deliver said preliminary title report to Buyer and Seller and, in addition, to deliver to Buyer and Seller legible copies of all documents of record or in its possession identified as exceptions in said preliminary title report (such preliminary title report and legible copies of documents are hereinafter collectively referred to as the "PRELIMINARY TITLE REPORT").

                        (b) Buyer may, not later than fifteen (15) days following the date of its receipt of the Preliminary Title Report (and also not later than fifteen (15) days following the date of Buyer's receipt of any supplemental Survey or Preliminary Title Report modifying the legal description of the Casino Building or Real Property or containing exceptions not contained on the original Preliminary Title Report and not caused by Buyer, together with legible copies of all documents identified as additional exceptions in Schedule B of the Preliminary Title Report), give written notice to Seller disapproving any items shown in the Survey or specified or identified in said Preliminary Title Report or supplemental Survey or Preliminary Title Report, and identifying the items disapproved. If Buyer does not timely give notice of disapproval as aforesaid, then Buyer shall be deemed to have approved all items on the Survey, Preliminary Title Report and any supplementals thereto, as the case may be.

                        (c) If Buyer shall timely give notice of disapproval as aforesaid, Seller shall, within ten (10) days after the receipt of such notice, advise Buyer of (i) those matters which Seller agrees to use reasonable efforts to remove at Seller's cost and expense, and (ii) those matters which Seller is unable or unwilling to remove. If Seller is unable or unwilling to remove any such exception, Seller shall not be in default hereunder as a result hereof, and Buyer's sole remedy shall be to terminate this Agreement by written notice delivered to Seller within ten (10) business days after Seller has notified Buyer in writing of Seller's inability or unwillingness to remove such exception.

        6.2 CONDUCT OF RACETRACK BUSINESS. During the period from the date hereof to the Closing Date, unless Buyer consents otherwise in writing (which consent shall not be unreasonably withheld), Seller shall:

                6.2.1 ORDINARY COURSE. Conduct the Racetrack Business only in the ordinary course consistent with past practice, except as contemplated by this Agreement;

                6.2.2 PRESERVATION OF GOODWILL. Use reasonable efforts to preserve the goodwill of those of its suppliers, customers and distributors having business relations with the Racetrack Business;

                6.2.3 MAINTAIN INSURANCE. Maintain any insurance coverage existing as of the date hereof against loss or damage to the Assets;

                6.2.4 SALE OF ASSETS. Not transfer or encumber any of the Assets except for any transfer or encumbrance in the ordinary course of business;

                6.2.5 MAINTENANCE OF ASSETS. Maintain the Assets, in the aggregate, in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, and except for Assets disposed of, sold or consumed in the ordinary course of business;

                6.2.6 ASSIGNED CONTRACTS. Not materially amend any Assigned Contract or be in default under any Material Contract (other than to the extent that the execution of this Agreement and the consummation of the Transactions may or may be alleged to constitute a default under any Material Contract);

                6.2.7 EMPLOYMENT CONTRACTS. Except for "stay bonuses" or special severance agreements to be paid by Seller, not materially increase the compensation or other remuneration of any of Seller's current officers working exclusively in the Racetrack Business or key Racetrack Employees; and

                6.2.8 COLLECTIVE BARGAINING AGREEMENTS. Not enter into new or amend any existing collective bargaining agreements unless the terms of such agreement or amendment as an entirety are not materially less favorable to the Racetrack Business than the previous applicable agreement.

        6.3 ACCESS. Seller will (a) during ordinary business hours and upon reasonable notice from Buyer, permit Buyer and its authorized representatives to have access to all Assets in order to make such inspections, tests, and investigations as Buyer shall deem appropriate, (b) furnish, as soon as reasonably practicable, to Buyer or its authorized representatives such other information in Seller's possession with respect to the Assets as Buyer may from time to time reasonably request (including monthly financial information relating to the Racetrack Business as soon as practicable after the end of each calendar month), and (c) otherwise reasonably cooperate in the examination or audit of the Racetrack Business by Buyer. Without prior notice to Seller, Buyer shall not be entitled or permitted to perform or cause to be performed any invasive actions or any drilling. Buyer shall not initiate any inquiry or request (including any inquiry or request relating to any zoning variance, zoning change or conditional use permit) directed at any governmental official with respect to the Real Property; provided, however, that nothing in this clause shall be deemed to prevent Buyer from inspecting or reviewing any or all records of any federal, state, or local governmental authority. Buyer shall immediately repair any and all damage resulting from the acts or omissions of Buyer or Buyer's agents, employees, contractors, representatives or subcontractors relating to the whole or any part of the Real Property. Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims and liens arising out of the respective activities of Buyer and its authorized representatives in and about the Real Property prior to the Closing or earlier termination of this Agreement.

        6.4 NO SOLICITATION. Except as provided in this Section 6.4, Seller shall not, and Seller shall cause its Affiliates and the respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents (collectively, "REPRESENTATIVES") of Seller and its Affiliates not to, directly or indirectly, initiate, solicit, encourage or participate in negotiations or discussions relating to, or provide any information to any person concerning, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Subject Business Transaction Proposal (as defined below), or any inquiry with respect thereto, or agree to approve or recommend any Subject Business Transaction Proposal. For purposes of this Agreement, "SUBJECT BUSINESS TRANSACTION PROPOSAL" shall mean any proposal (other than any proposal by Buyer or its Affiliates) regarding any sale, lease, exchange, transfer or other disposition of all or a substantial portion of the Racetrack Business or the Assets.

        6.5 CONSENTS. As promptly as practicable after the date hereof, Seller shall make all required filings with governmental bodies and other regulatory authorities, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, required for Seller to consummate the Transactions. Seller shall furnish promptly to Buyer all information that is in Seller's possession and not otherwise available to Buyer that Buyer may reasonably request in connection with any such filing to be made by Buyer. Seller and Buyer shall use reasonable efforts to obtain such consents to the assignment of the Contracts as may be required. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing, Seller will not assign to Buyer any Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing Date. With respect to each such Contract not assigned on the Closing Date, after the Closing Date, Seller shall continue to deal with the other contracting party(ies) to such Contract as the prime contracting party, and Buyer and Seller shall use reasonable efforts to obtain the consent of all required parties to the assignment of such Contract. Such Contract shall be promptly assigned by Seller to Buyer after receipt of such consent after the Closing Date, and thereafter shall be deemed to be an Assigned Contract for all purposes hereunder. If (i) such consent, waiver or confirmation is not obtained with respect to any such Contract and (ii) notwithstanding the provisions of
Section 8.1.10, Buyer shall elect to consummate the Closing, Seller and Buyer shall cooperate in an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any

Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 6.5.

        6.6 COLLECTIVE BARGAINING AGREEMENTS. Seller has four collective bargaining agreements which either have expired or will expire prior to the Closing Date and are or will be subject to negotiations with the following respective unions (the "UNIONS") for a new agreement: (a) Hotel Employees & Restaurant Employees, Local 11 (expired September 30, 1998), (b) International Brotherhood of Electrical Workers, Local 45 (expired April 23, 1999),
(c) Graphic Communications International Union, Local 404 (expired April 30,
1999) and (d) Teamsters, Local 495 (expires June 30, 1999). If the negotiation of a new collective bargaining agreement with any of the above Unions results in any retroactive pay increase, benefit contribution increase, or any other retroactive adjustments for the period prior to the Closing Date or if any lump sum bonus or other similar payment is agreed to in lieu of such retroactive increase, then Seller will be responsible for paying the cost of any such retroactive increase or adjustment for the period prior to the Closing Date and for any such lump sum bonus or other similar payment agreed to in lieu of such retroactive increase applicable to the period prior to the Closing. Seller shall keep Buyer informed promptly of the status of negotiations with respect to new collective bargaining agreements with the Unions and, at Buyer's option, a representative of Buyer may participate in such negotiations.

7.      COVENANTS OF BUYER.

        7.1 PERMITS AND CONSENTS. As promptly as practicable after the date hereof, Buyer will make all filings with governmental bodies and other regulatory authorities necessary in connection with the Transactions, and use all reasonable efforts to obtain all permits, licenses, approvals, authorizations and consents of all third parties, required for Buyer to consummate the Transactions. Buyer shall promptly furnish to Seller all information that is in Buyer's possession and not otherwise available to Seller which Seller may reasonably request in connection with any such filing to be made by Seller.

        7.2 ACCESS TO BOOKS AND RECORDS. Except as otherwise provided herein, Buyer shall maintain for at least seven (7) years all original books, records, files, documents, papers and agreements pertaining to the Assets, the Assumed Liabilities or to the Racetrack Business before the Closing. After the Closing, Buyer shall provide Seller and its representatives, during ordinary business hours and upon reasonable notice from Seller, with reasonable access to such original documents. If, at any time, Buyer proposes to dispose of any of such original documents, Buyer shall first provide Seller with 60 days written notice of such proposal and shall offer to deliver the original documents it wishes to dispose of to Seller at the expense of Seller. At the end of such 60 day period, Buyer may, without liability to Seller, dispose of any such original documents which Seller has not informed Buyer in writing that it desires to recover.

        7.3 COOPERATION IN THIRD-PARTY LITIGATION. After the Closing, Buyer shall provide such cooperation as Seller or its counsel may reasonably request in connection with (a) any proceedings for which Buyer may be entitled to indemnification from Seller under Section 9.2 hereof; and (b) the Excluded Liabilities. Such cooperation shall include, but not be limited to: (i) making available at the reasonable request of Seller or its counsel and permitting Seller and its counsel, to make and retain copies of, any and all documents in the possession of or otherwise available to Buyer and allowing Seller to make inspections of the Real Property and the Casino Building; (ii) making available upon the reasonable request of Seller or its counsel, employees and other persons within the control of or available to Buyer to consult with and assist Seller and its counsel and to prepare for and testify in connection with any proceedings, including depositions, trials and arbitration proceedings; and (iii) making available at the reasonable request of Seller or its counsel such other resources as may be within the control of or available to Buyer. Seller shall reimburse Buyer for Buyer's reasonable, documented out-of-pocket expenses incurred (including such items as travel costs, and reasonable attorneys' fees but not including any employee salaries or overhead) in connection with fulfilling its obligations under this
Section 7.3.

        7.4     COOPERATION REGARDING RESUBDIVISION AND FUTURE DEVELOPMENT.

                        (a) Buyer shall provide such cooperation as Seller or its counsel may reasonably request in connection with the processing and recordation of the Resubdivision. Seller shall provide Buyer with copies of any maps, applications, reports, data and filings provided by Seller to the City of Inglewood in connection therewith and shall reimburse Buyer for its out of pocket costs, reasonably incurred.

                        (b) Seller hereby covenants and agrees to and for the benefit of Buyer that Seller shall use commercially reasonable efforts to cause any blasting or major earth moving (not to include surface grading or landscaping), conducted on the Remainder Parcels in connection with any improvements or development thereon, to be conducted at such times and in such a manner so as to mitigate the impact on the business operations of the Buyer on the Land. In the event of any future development on the Land, Buyer hereby covenants and agrees to and for the benefit of Seller, that Buyer shall use commercially reasonable efforts to cause any blasting or major earth moving (not to include surface grading or landscaping) conducted by Buyer on the Land in connection therewith, to be conducted at such times and in such a manner so as to mitigate the impact or the business operations of Seller on the Remainder Parcels.

                        (c) Buyer shall provide cooperation to Seller in connection with Seller's development of the Remainder Parcels provided that the action, if any, requested of Buyer by Seller shall be at no cost or expense to Buyer and provided further that nothing herein contained shall require Buyer to take any action (nor shall Buyer be precluded from taking any such action) if and to the extent Buyer reasonably believes that the proposed development could have a material adverse effect on the use, value or utility of the Assets.

                        (d) Seller shall provide cooperation to Buyer in connection with any future development by Buyer on the Land provided that the action, if any, requested of Seller by Buyer shall be at no cost or expense to Seller and provided further that nothing herein contained shall require Seller to take any action (nor shall Seller be precluded from taking any such action) if and to the extent that the proposed development could have a material adverse effect on the use, value or utility of the Remainder Parcels.

8.      CONDITIONS PRECEDENT.

        8.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

                8.1.1 RESUBDIVISION. The Resubdivision shall have been effectuated as required by law through recordation or otherwise, which Resubdivision and all conditions, if any, affecting the Assets shall be in form and substance reasonably acceptable to Buyer.

                8.1.2 TITLE TO REAL PROPERTY. Buyer shall have obtained the unconditional commitment of the Title Company to issue its ALTA form of owner's policy of title insurance (the "TITLE POLICY") in favor of Buyer insuring Buyer as the fee owner of the Real Property and the Casino Building in the amount of the portion of the Purchase Prices allocated to each of the Real Property and the Casino Building, subject to no exceptions except: (a) the exceptions approved by Buyer pursuant to Section 6.1.3; (b) property taxes for the current fiscal year not yet payable; (c) the Casino Lease, the Casino Sublease and the Office Lease; and (d) such other exceptions as may have been approved in writing by Buyer or imposed upon the Real Property or the Casino Building by Buyer, with endorsements, reinsurance and direct access agreements as reasonably required by Buyer.

                8.1.3 HSR ACT. All waiting periods under the HSR Act shall have expired or terminated.

                8.1.4 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement or in any certificate delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein) and Seller shall have delivered to Buyer a certificate to that effect. If Seller has amended any representation or warranty as contemplated by
Section 12.12, such representation or warranty, as so amended, shall not constitute a Material Adverse Effect (which for purposes of this Section only shall mean $250,000 individually or in the aggregate).

                8.1.5 FINANCIAL STATEMENTS. Buyer's receipt of December 31, 1998 audited financial statements of Seller which reflect that the Racetrack Business generated 1998 earnings before interest, taxes, depreciation and amortization of at least $13,000,000. The monthly financial statements provided to Seller with respect to the Racetrack Business as provided in Section 6.3 hereof shall not reflect in the aggregate a material negative variance from calendar year 1998.

                8.1.6 COMPLIANCE WITH COVENANTS. Seller shall in all material respects have performed and complied with all material terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date, and Seller shall have delivered to Buyer a certificate to that effect.

                8.1.7 BUYER'S INSPECTIONS. Buyer shall have approved the results of its inspections and investigations in connection with Buyer's purchase of the Assets and the Transactions contemplated under this Agreement not later than June 10, 1999 (the "REVIEW PERIOD"). Buyer shall, prior to 11:59 P.M. (Pacific Daylight Savings Time) on the last day of the Review Period, notify Seller of any objections Buyer has to the physical, seismic, structural, environmental or other condition of the Assets, other than the state of title, which shall be subject to the review periods set forth in
Section 6.1.3 hereof. If Buyer does not give written notice to Seller of its objections on or prior to the end of the Review Period, Buyer shall be deemed to have had no objections thereto. If Buyer shall object as provided herein, Buyer shall have the option, which must be exercised at any time but no later than five (5) business days after the last day of the Review Period, (i) to waive its objections and proceed with the purchase of the Assets as contemplated hereby notwithstanding such objections, and Seller shall convey the Assets to Buyer, subject thereto, or (ii) to terminate this Agreement.
If Buyer shall fail to give Seller notice of Buyer's elections pursuant to
(i) or (ii) of this clause (a) within such 5-day period, Buyer shall be deemed to have elected option (ii) hereof.

                8.1.8 OPINION OF COUNSEL FOR SELLER. Buyer shall have received the favorable opinion of counsel to Seller, dated the Closing Date to the effect set forth in Schedule 8.1.8.

                8.1.9 LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or overtly threatened by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions.

                8.1.10 CONSENTS OBTAINED. Each party hereto shall have obtained all material consents and approvals required to be obtained from
(a) any governmental authority (including if applicable under the California Gambling Control Act and the California Horseracing Board), or (b) other parties to those contracts set forth on Schedule 8.1.10, except where the failure to obtain such consents or approvals is a result of a breach by Buyer.

                8.1.11 OTHER TRANSACTION DOCUMENTS. Seller shall have executed and delivered to Buyer a short-form trademark assignment of U.S. Registration 1,850,076 for HOLLYWOOD PARK and original counterparts of each Transaction Document (other than this Agreement) to which it is a party.

                8.1.12 CASINO LICENSE. Buyer shall be licensed to own and be the lessor of the Casino.

                8.1.13 CASINO OPERATOR. Buyer shall have approved (or deemed approved if no written notice of objection is given) California Casino Management, Inc. as the Casino Operator no later than May 20, 1999, which approval shall not be unreasonably withheld.

                8.1.14 LIQUOR LICENSE. Buyer shall have obtained an "on-premises liquor license" sufficient to enable Buyer to sell alcoholic beverages consistent with the past practice of the Racetrack Business.

                8.1.15 NON-COMPETITION AGREEMENT. Seller shall have delivered to Buyer an original of the Non-Competition Agreement, executed by R.D. Hubbard.

                8.1.16 BUYER'S FINANCING. Not later than June 10, 1999, Buyer shall have obtained the consents or approvals, if any, of its lender in respect of any financing for the Transactions.

                8.1.17 EASEMENT AGREEMENT APPROVAL. The easements contemplated by the Easement Agreement shall be in place and Buyer shall have approved all conditions, if any, imposed on the Land by governmental authorities with respect to the construction of the access drive.

                8.1.18 INFORMATION TECHNOLOGY. Not later than May 20, 1999, Buyer shall have completed its investigation of the information technology systems and licenses related to Intellectual Property necessary for Buyer's operation of the Racetrack Business after the Closing Date.

        8.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

                8.2.1 RESUBDIVISION. The Resubdivision shall have been effectuated as required by law through recordation or otherwise, which Resubdivision and all conditions, if any, affecting the Remainder Parcels in form and substance reasonably acceptable to Seller.

                8.2.2 HSR ACT. All waiting periods under the HSR Act shall have expired or terminated.

                8.2.3 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement (as amended or supplemented through the Closing Date pursuant to Section 12.12 hereof) or in any certificate delivered to Seller pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and Buyer shall have delivered to Seller a certificate to that effect.

                8.2.4 COMPLIANCE WITH COVENANTS. Buyer shall in all material respects have performed and complied with all material terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date, and Buyer shall have delivered to Seller a certificate to that effect.

                8.2.5 OPINION OF COUNSEL FOR BUYER. Seller shall have received the favorable opinion of counsel to Buyer, dated the Closing Date, as to the due authorization, execution and binding effect of the Agreement and each of the other Transaction Documents.

                8.2.6 LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or overtly threatened by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions.

                8.2.7 CONSENTS OBTAINED. Each party hereto shall have obtained all material consents and approvals required to be obtained from any governmental authority or other parties to those contracts set forth in Section 8.1.10, except where the failure to obtain such consents or approvals is a result of a breach by Seller.

                8.2.8 PURCHASE PRICES. Buyer shall have delivered the Purchase Prices in accordance with Section 3.3.

                8.2.9 OTHER TRANSACTION DOCUMENTS. Buyer shall have executed and delivered to Seller original counterparts of each Transaction Document to which it is a party.

                8.2.10 BANK OF AMERICA LIEN. Not later than June 10, 1999, Seller shall have obtained any consents required under the Bank of America Loan Agreement, including, without limitation, the agreement of Bank of America to the release of any liens on the Assets on or before the Closing Date.

                8.2.11 CASINO SUBLEASE. Seller and the Casino Operator shall have entered into the Casino Sublease.

                8.2.12 CASINO OPERATOR. Buyer shall have approved California Casino Management Inc. as the Casino Operator not later than May 20, 1999.

                8.2.13 EASEMENT AGREEMENT APPROVAL. Seller shall have approved all conditions imposed by governmental authorities with respect to the construction of the access drive described in Section 11.9.

                8.2.14 NON-DISTURBANCE, SUBORDINATION AND ATTORNMENT AGREEMENT. Buyer and its lender, if any, shall have executed a Non-Disturbance, Subordination and Attornment Agreement with respect to the Casino Lease in form and substance reasonably satisfactory to Seller; provided however that Seller shall waive this condition if, on the Closing Date, the Casino Lease is senior in priority to the lien of any mortgage, deed of trust or other security device obtained by Buyer in connection with the Transaction.

9.      SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS.

        9.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties set forth in Sections 4.1, 4.2 and 4.3 shall survive indefinitely. All other representations or warranties contained herein shall survive until the date which is eighteen (18) months after the Closing Date and shall then expire.
Upon the expiration of a representation or warranty pursuant to this
Section 9.1, unless written notice of a claim based on such representation or warranty specifying in reasonable detail the facts on which the claim is based shall have been delivered to the Indemnifying Party prior to the expiration of such representation or warranty, such representation or warranty shall be deemed to be of no further force or effect, as if never made, and no action may be brought based on the same, whether for breach of contract, tort or under any other legal theory.

        9.2     AGREEMENTS TO INDEMNIFY.

                9.2.1  GENERAL INDEMNITY.

                       (a) SELLER'S GENERAL INDEMNITY. Subject to the terms and conditions of this Section 9, Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all Losses incurred by Buyer and Buyer's employees, directors, officers, shareholders and agents resulting from
                (i) a breach of any representation, warranty or covenant of Seller made in this Agreement, or (ii) any liabilities or obligations of Seller other than the Assumed Liabilities, or
                (iii) the conduct of the Racetrack Business on or prior to the Closing (except for the Assumed Liabilities). Notwithstanding anything to the contrary contained herein, Seller shall not be in breach of any representation or warranty made in this Agreement, if prior to the Closing, Buyer had knowledge that such representation or warranty was incorrect or untrue.

                       (b) BUYER'S GENERAL INDEMNITY. Subject to the terms and conditions of this Section 9, Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against all Losses incurred by Seller and Seller's employees, directors, officers, shareholders and agents resulting from
                (i) a breach of any representation, warranty or covenant of Buyer made in this Agreement, (ii) the failure of Buyer to pay, perform and discharge when due the Assumed Liabilities, or (iii) the conduct of the Racetrack Business after the Closing. Notwithstanding anything to the contrary contained herein, Buyer shall not be in breach of any representation or warranty made in this Agreement, if prior to the Closing, Seller had knowledge that such representation or warranty was incorrect or untrue.

                       (c) GENERAL INDEMNIFICATION THRESHOLD. No claim for indemnification will be made by either party under Section 9.2.1(a)(i) or (b)(i) unless the aggregate of all Losses incurred by such party otherwise indemnified against under clauses (i) of Sections 9.2.1(a) or 9.2.1(b), as the case may be, exceeds $1,000,000, at which time a claim may be asserted for the entire amount of Losses incurred.

                       (d)  ENVIRONMENTAL CLAIMS.  The provisions of this
                Section 9.2.1 shall be inapplicable to Environmental Claims or to Losses related to or associated with Environmental Laws or Hazardous Substances, which shall be governed exclusively by Section 9.2.2.

                       (e) PHYSICAL CONDITION. Except as set forth in Sections 9.2.1(a)(i) and 9.2.2, no indemnification or other claim may be made by Buyer against Seller relating to the physical condition of the Real Property or the Casino Building, including without limitation, the structural or seismic condition thereof.

                9.2.2  ENVIRONMENTAL INDEMNITY.

                       (a) SELLER'S INDEMNIFICATION OF BUYER FOR ENVIRONMENTAL LIABILITIES ARISING OUT OF PRE-CLOSING CONDITIONS AND EVENTS.

                       Subject to the terms and conditions of this Section 9,
                Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against any and all Losses incurred by Buyer as a result of Environmental Claims to the extent arising from:

                            (1)  The presence of any Hazardous Substance
                       upon or beneath the Real Property or the Casino Building including in the soil or groundwater on, or prior to, the Closing, including to the extent such Hazardous Substance passively remains or migrates after Closing (except to the extent indemnified by Buyer in Section 9.2.2(b)(1));

                            (2) Any act, event or omission that occurred at the Real Property or the Casino Building on, or prior to, the Closing;

                            (3)  Any actual or alleged violation of any
                       Environmental Law that occurred on, or prior to, the Closing; or

                            (4)  Any offsite disposal of a Hazardous
                       Substance generated on or at the Real Property or the Casino Building on, or prior to, the Closing.

                       PROVIDED, HOWEVER, that Seller's indemnification of
                Buyer under items (1) and (2) above shall expire and be of no force or effect as to a specific Loss if such Loss is the result of actions taken by the Buyer or any successor in interest or subsequent owner of the Real Property in furtherance of a discontinuance of horse racing operations or a material construction project or material change in the nature of the use of the Real Property or the Casino Building or the addition of a material new or different use of the Real Property or the Casino Building.

                       (b) BUYER'S INDEMNIFICATION OF SELLER FOR ENVIRONMENTAL LIABILITIES ARISING OUT OF POST-CLOSING CONDITIONS AND EVENTS.

                       Subject to the terms and conditions of this Section 9,
                Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against any and all Losses incurred by Seller as a result of Environmental Claims to the extent arising from:

                            (1) Any Hazardous Substance that is released or becomes present (including without limitation new or additional releases of the same Hazardous Substance already present upon or beneath the Casino Building or the Real Property on, or prior to, the Closing) upon or beneath the Casino Building or the Real Property including in the soil or groundwater after Closing (except to the extent indemnified by Seller in Section 9.2.2(a)(1)), and any movement after Closing of any Hazardous Substance present on, or prior to, Closing that results from Buyer or Buyer's agents' conduct or the exacerbation of any environmental condition that results from Buyer or Buyer's agents' conduct;

                            (2)  Any act, event or omission that occurs
                       at the Real Property or the Casino Building after Closing;

                            (3)  Any actual or alleged violation of any
                       Environmental Law that occurs after Closing or any actual, alleged or proposed requirement or necessity that building or construction materials or equipment lawfully present at the Real Property or the Casino Building as of Closing (including without limitation asbestos-containing building materials and lead-based paint) be removed, abated or mitigated; or

                            (4)  Any offsite disposal of a Hazardous
                       Substance generated on or at the Real Property or the Casino Building after Closing.

                       (c) Notwithstanding the foregoing or any other provision of this Agreement, the indemnification obligations in this
                Section 9.2.2 shall not extend to any Losses that result from any voluntary act, omission, transaction or agreement on or on behalf of the party seeking indemnification hereunder.

                       (d)  INDEMNIFICATION THRESHOLD

                       No indemnification will be made by either party under
                Section 9.2.2(a) or (b) unless the aggregate of all Losses incurred by such party otherwise indemnified against under
                Section 9.2.2(a) or (b) exceeds $250,000 at which time a claim may be asserted for the entire amount of the Losses incurred. Notwithstanding the foregoing, the provisions of Section 9.3 shall apply irrespective of whether the aggregate of all Losses incurred by a party has exceeded $250,000.

                       (e) INDEMNIFICATION FOR COSTS TO COMPLY WITH THE REQUIREMENTS OF THE REGIONAL WATER QUALITY CONTROL BOARD.

                            (1)  In December 1998, the Regional Water
                       Quality Control Board, Los Angeles Region ("REGIONAL BOARD"), issued tentative Waste Discharge Requirements ("WDRS") and Time Schedule Orders ("TSOS") to Seller which identified certain potential obligations of the Seller with respect to storm water runoff, water quality, and the discharge of waste water resulting from the operation of horse stables on the Real Property (hereafter, all of these obligations or requirements, to the extent they become applicable, final, valid and enforceable requirements upon Buyer, are referred to as the "REGIONAL BOARD REQUIREMENTS").

                            (2)  Seller has engaged attorneys and
                       consultants to assist it in evaluating the Regional Board Requirements and to assist it in negotiations with the Regional Board over the applicability of the Regional Board Requirements to the Real Property and Seller's operations thereon.

                            (3)  From and after Closing, Seller shall
                       indemnify, defend and hold harmless Buyer from any and all Losses as a result of the Regional Board Requirements. This indemnification of the Buyer by the Seller includes without limitation any and all costs associated with: (i) modification of barns or stables;
                       (ii) installation of basins or reservoirs to contain process and stormwater; (iii) pipe construction and facility modifications necessary to transport waste water and stormwater to the sewer, so long as such modifications are necessary to meet the Regional Board Requirements; and (iv) necessary operation and maintenance, for a period not to exceed ten (10) years. This indemnification of the Buyer by the Seller also includes without limitation any costs to challenge or appeal any decision of the Regional Board regarding the applicability of the Regional Board Requirements to the Real Property or Buyer's operations thereon, including without limitation reasonable attorneys' fees and consultants' fees associated with the evaluation of, and negotiations with the Regional Board.

                            (4)  Notwithstanding any other provision of
                       this Agreement, including without limitation
                       Section 9.2.2(a), Seller's obligations under the indemnity provisions set forth in this Section 9.2.2(e) shall in no event exceed $5,000,000. It is the intention of the parties that Five Million Dollars ($5,000,000) shall be the maximum amount of Seller's liability with respect to the Regional Board Requirements. Accordingly, Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against any and all Losses incurred by Seller as a result of Environmental Claims related to the Regional Board Requirements including without limitation those matters set forth in Section 9.2.2(e)(3) in excess of Five Million Dollars ($5,000,000).

                9.2.3 CONFLICT. If a matter arises which is subject to the indemnification provisions of both 9.2.1 and 9.2.2, the provisions of 9.2.2 shall apply exclusively.

                9.2.4 SUBROGATION. If the Indemnifying Party makes any payment under this Section 9 in respect of any Losses, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Losses; provided, however, that the Indemnifying Party shall not have any rights of subrogation with respect to the other party hereto or any of its Affiliates or any of its or its Affiliates' officers, directors, agents or employees.

                9.2.5  OTHER INDEMNIFICATION PROVISIONS.

                       (a) Without limiting the generality of any provision of this Agreement, Seller shall indemnify, defend and hold Buyer harmless from and against all Losses incurred by Buyer and Buyer's employees, directors, officers, shareholders and agents resulting from: (a) any taxes imposed with respect to the operation of the Racetrack Business for periods prior to and through the Closing Date, (b) Seller's obligation to contribute to or sponsorship of or participation in any Employee Benefit Plan or (c) any withdrawal liability under
                Section 4201 of ERISA with respect to any Employee Benefit Plan which has arisen or may arise in connection with the consummation of the Transactions, or otherwise caused by a withdrawal by Seller or any of its ERISA Affiliates from an Employee Benefit Plan. The indemnification provided in this paragraph 9.2.5(a) shall (x) not be subject to the provisions of Section 9.2.1(c) and (y) survive the expiration provision of this Agreement and any applicable statute of limitations.

                       (b) Without limiting the generality of any provision of this Agreement, Buyer shall indemnify, defend and hold Seller harmless from and against all Losses incurred by Seller and Seller's employees, directors, officers, shareholders and agents resulting from: (a) any taxes imposed with respect to the operation of the Racetrack Business for periods after the Closing Date, (b) Buyer's obligation to contribute to or sponsorship of or participation in any Employee Benefit Plan after the Closing Date or (c) any withdrawal liability arising after the Closing Date under Section 4201 of ERISA with respect to a withdrawal by Buyer or any of its ERISA Affiliates from any Employee Benefit Plan. The indemnification provided in this paragraph 9.2.5(b) shall (x) not be subject to the provisions of Section 9.2.1(c) and (y) survive the expiration provision of this Agreement and any applicable statute of limitations.

                       (c) Notwithstanding anything to the contrary contained in this Agreement, Seller shall reimburse Buyer for the out of pocket costs and expenses incurred by Buyer after the Closing Date to complete the alterations of the Assets required by the Confidential Settlement Agreement, dated November 10, 1998, with respect to the settlement of litigation between Seller and Laura Marie Scotlan.

        9.3 CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of the Indemnifying Party to the Indemnified Party under Section 9.2 shall be subject to the following terms and conditions:

                9.3.1 NOTICE. Within thirty (30) days after receipt of notice of commencement of any action or the assertion of any claim by a third party or governmental agency (but in any event at least ten days preceding the date on which an answer or other pleading must be served in order to prevent a judgment by default in favor of the party asserting the claim), or notice of any other matter for which indemnification may be sought, the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of any claim, process or other legal pleading and, in the event the notice relates to any other matter, a reasonably detailed description of the nature of such other matter, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing that are reasonably satisfactory to the Indemnified Party. Notwithstanding the Indemnifying Party's undertaking of such defense, the Indemnified Party shall have the right to engage its own counsel, at its own expense, and participate in the defense of the claim; provided, however, that the Indemnifying Party shall retain the right in its sole and absolute discretion to make all decisions with respect to the defense, settlement or compromise of such claim, except as otherwise provided herein, provided that the Indemnifying Party remains liable for any payments due under any such settlement or compromise. The failure of the Indemnified Party to give notice of any claim or other matter within the time period specified herein shall not adversely affect the Indemnified Party's right to indemnification hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim or otherwise results in prejudice's the Indemnifying Party.

                9.3.2 ASSUMPTION OF DEFENSE. If the Indemnifying Party, by the fifteenth day after receipt of notice of any claim or matter (or, pursuant to the parenthetical in Section 9.3.1, by the fifth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party (but only to the extent of the indemnification obligation); provided, however, that the Indemnified Party shall not settle or compromise such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld. If after electing not to defend against such claim or proceeding, the Indemnifying Party seeks to question the manner in which the Indemnified Party defended such claim or proceeding or the amount of or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend such claim or proceeding in a reasonably prudent manner.

                Notwithstanding the preceding paragraph, the Indemnifying Party shall have the right to assume the defense of any claim or matter at any time prior to settlement, compromise or final determination thereof if the Indemnifying Party provides assurances, reasonably satisfactory to the Indemnified Party, that the Indemnifying Party will be financially able to satisfy such claim in full (to the extent of the indemnification obligation) if such claim or proceeding is decided adversely. The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim or proceeding.

                If the Indemnifying Party assumes the defense of any claim or matter in accordance with this Section 9.3, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or matter, without the prior written consent of such Indemnified party; provided, however, that:

                        (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment, except to the extent such settlement or judgement exceeds the indemnification obligation or as otherwise provided under 9.2.2(d) concurrently with the effectiveness thereof, or shall obtain and deliver to such Indemnified Party prior to the execution of a settlement a general release executed by the claimant, which general release shall release such Indemnified party from any liability in such matter;

                        (ii) the Indemnifying Party shall not be authorized to encumber any of the assets of any Indemnified Party or to agree to any restriction that would apply to any Indemnified Party or to its conduct of business; and

                        (iii) a condition to any such settlement shall be a complete release of such Indemnified Party with respect to such claim.

                If, in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnified party may direct the defense with respect to those issues as to which a conflict exists or potentially exists at the Indemnifying Party's sole cost and expense.

                In the event both the Seller and the Buyer are potentially liable under the terms and conditions of this Agreement, including Section 9.2.2, with respect to an Environmental Claim or other matter for which indemnification may be sought, both Seller and Buyer shall participate in the defense thereof only with separate counsel of their own choice and at their own expense, subject to the rights of each party to seek indemnification under
Section 9.2 for such expenses including reasonable fees and costs of attorneys and experts. The liability of Seller and Buyer with respect to such a claim or other matter shall be apportioned in accordance with Section 9.2.2 or to the extent that such provisions do not allocate responsibility entirely to one of the parties, in accordance with the parties' respective contributions to the facts and circumstances giving rise to the Environmental Claim or other matter. To the extent there is no dispute between Seller and Buyer as to the appropriate allocation of responsibility for a portion of an Environmental Claim or other matter, Seller and Buyer, if feasible, shall each assume full responsibility for their respective portion of the Environmental Claim or other matter, provided that such assumption of responsibility does not prejudice such party's rights as to the disputed portion of the Environmental Claim or other matter. In the event the Indemnifying Party exercises its right to undertake the defense against such Environmental Claim or other matter as provided above, the Indemnified Party shall at its own expense reasonably cooperate with the Indemnifying Party in such defense and timely make available to the Indemnifying Party all witnesses, pertinent records, materials and information in its possession or under its control reasonably relating thereto as requested by the Indemnifying Party.

                9.3.3 CLAIM ADVERSE TO INDEMNIFYING PARTY. Notwithstanding anything to the contrary in this Section 9.3, if there is a reasonable probability that a claim may materially adversely affect the Indemnifying Party other than as a result of money damages or other money payments, the Indemnifying Party shall have the right, at its own cost and expense, to compromise or settle such claim, but the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

                9.3.4 COOPERATION. In connection with any such indemnification, the Indemnified Party will cooperate in all reasonable requests of the Indemnifying Party.

        9.4 REMEDIES EXCLUSIVE. Except as provided herein, the remedies provided in this Section 9 shall be the exclusive remedy for monetary damages and for any Environmental Claim (whether at law or in equity) between the parties. With respect to any rights or obligations of Buyer or Seller concerning any Environmental Claims or Losses related to or associated with Environmental Laws or Hazardous Substances that are not subject to resolution pursuant to Section 9.2.2, it is the intent of Buyer and Seller that their respective rights and obligation be resolved in accordance with law. None of Seller's officers, employees, agents, stockholders, consultants, investment bankers, legal advisers or representatives shall have any liability or obligation to Buyer in connection with the Transactions contemplated by this Agreement or in respect of any statement, representation, warranty or assurance of any kind made by Seller, its representatives or any other person. None of Buyer's officers, employees, agents, stockholders, consultants, investment bankers, legal advisors or representatives shall have any liability or obligation to Seller in connection with the Transactions contemplated by this Agreement or in respect of any statement, representation, warranty, or assurance of any kind made by Buyer, its representatives or any other Person.

        9.5 DAMAGES. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Transaction Document, no party (or its Affiliates) shall, in any event, be liable to the other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

10.     TERMINATION.

        This Agreement may be terminated at any time on or prior to the Closing
Date:

        10.1 INJUNCTION. By either party if any court of competent jurisdiction in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

        10.2    MUTUAL AGREEMENT.  By mutual written agreement of the parties.

        10.3 REVIEW PERIOD. By Buyer (i) if Buyer shall exercise its right of termination as set forth in Section 6.1.3(c) or 8.1.7 hereof, (ii) if Buyer shall not approve California Casino Management as the Casino Operator in accordance with Section 8.1.13 hereof, (iii) if Buyer shall not have obtained the consent or approval of its lender in accordance with Section 8.1.16 hereof, or (iv) if Buyer shall not have completed its investigation of information systems technologies and licenses relating to Intellectual Property in accordance with Section 8.1.18. By Seller (A) if Seller shall not have obtained any consents required under the Bank of America Loan Agreement in accordance with Section 8.2.10, (B) if Seller and the Casino Operator fail to enter into the Casino Sublease in accordance with Section 8.2.11, or (C) if Buyer shall fail to approve California Casino Management as the Casino Operator in accordance with Section 8.1.13 hereof.

        10.4 TERMINATION DATE. By either party if the Closing shall not have occurred as provided in Section 3.1 hereof (provided that the right to terminate this Agreement pursuant to this Section 10.4 shall not be available to any party who has materially breached any representation, warranty or covenant of this Agreement; and provided further that if as of September 15, 1999, (i) there is an injunction or other order of any of the types described in Section 10.1 that has not become final and non-appealable, such termination shall be three
(3) days after such injunction or other order is dissolved, but in no event later than September 30, 1999); or (ii) the Closing has not occurred as provided in Section 3.1 hereof due solely to the failure to satisfy or waive the contingencies provided in Section 8.1.1 or 8.2.1, then the date for Closing under Section 3.1 shall be automatically extended to September 30, 1999 to enable the satisfaction or waiver of such contingencies.

        10.5 MATERIAL BREACH. By either Buyer or Seller, if there has been a material breach on the part of the other party in its representations, warranties or covenants set forth herein; provided, however, that if such breach is susceptible to cure the breaching party shall have twenty (20) business days after receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 10.5 in which to cure such breach. Termination for material breach shall not impair any party's rights to pursue any available remedies at law or in equity.

        10.6    UNCURED ASSET LOSS.  By Buyer if an Asset Loss (as defined in
Section 12.16) occurs with respect to an asset material to the operation of the Racetrack Business and such Asset Loss is not cured by Seller prior to the Closing Date, it being acknowledged that Seller shall not have any obligation to do so.

        10.7 EFFECTS OF TERMINATION. If this Agreement is terminated pursuant to this Section 10, all obligations of the parties hereunder (except for those pursuant to Section 10 and Sections 6.3, 11.1, 12.2, 12.8, 12.9, 12.10 and 12.11) shall terminate without liability of any party to any other party; provided, however, that no termination shall relieve any party from any liability arising from or relating to a material breach prior to termination.

11.     OTHER COVENANTS.

        11.1 ANNOUNCEMENTS. Each party agrees not to make, nor cause to be made, any news releases or other public announcements pertaining to the Transactions without first consulting the other party and attempting to formulate a mutually satisfactory arrangement for such disclosure, and in any case will make an announcement thereafter without the consent of the other only to the extent it believes in good faith that disclosure is required by applicable law or by obligations pursuant to any rules of or listing agreement with any national securities exchange or the Nasdaq National Market System. The commencement of litigation relating to this Agreement or any proceedings in connection therewith shall not be deemed a violation of this Section 11.1.

        11.2    EMPLOYMENT MATTERS.

                11.2.1 OFFERS OF EMPLOYMENT. Buyer agrees that it will offer employment to all of the Racetrack Employees effective on the Closing Date (other than such non-union Employees Buyer has identified by written notice to Seller on or before the expiration of the Review Period) ("HIRED EMPLOYEES"), it being understood that Buyer shall thereafter be free to terminate such employees as it wishes to based on its own evaluation of such employees' performance, Buyer's business needs and such other factors as Buyer in its sole discretion deems relevant. Each Hired Employee shall be eligible to receive benefits under Employee Benefits Plans sponsored or maintained by Buyer or its Affiliates, or to which Buyer or its Affiliates contribute (and for the costs of which Seller shall not be responsible), which, in the aggregate, are at least as favorable to such Hired Employee as the benefits for which such Employee would have been eligible had such Hired Employee been employed by Buyer immediately before the Closing Date under the Employee Benefit Plans maintained or sponsored by Buyer or its Affiliates, or to which Buyer or its Affiliates contributed for its employees. To the extent any Hired Employee has accrued but unpaid wages (including vacation entitlements) as of the Closing Date, Buyer shall pay to Hired Employee such amounts as Employee would have been entitled for such amounts and at such times as Hired Employee would have been paid had Hired Employee remained an Employee of Seller. On the Closing Date, Seller shall pay to Buyer the collective amount of such accrued but unpaid wages (including vacation entitlements). Each Hired Employee's period of service and compensation history with Seller or its Affiliates shall be counted in determining eligibility for, and to the extent applicable, the amount and/or vesting of, vacation benefits or any benefits or practice as to which period of service is a factor, including benefits under each Employee Benefit Plan maintained or sponsored by Buyer or its Affiliates, or to which Buyer or its Affiliates contribute. Each Hired Employee shall be covered as of his date of hire under any Employee Benefit Plan maintained or sponsored by Buyer or its Affiliates, or to which Buyer or its Affiliates contribute, providing health care benefits (whether or not through insuance) without regard to any waiting period or any condition or exclusion based on any pre-existing conditions, medical history, claims experience, evidence of insurability, or genetic factors, and shall receive full credit for any co-payments or deductible payments made before the Closing Date.

        Seller shall cause the interests of Employees in the Hollywood Park, Inc. 401(k) Investment Plan (the "HP Plan") to become fully vested at the Closing Date and distributable immediately thereafter unless it reasonably concludes that causing vesting and distributability prejudices the tax qualification of the HP Plan or creates severe administrative hardship for Buyer in either of which case, upon the request of Seller made within two (2) years after the Closing Date, Buyer shall cause a defined contribution plan qualified under code Section 401(a) and maintained or sponsored by Buyer or its Affiliates (the "Buyer Plan") to accept from the HP Plan a plan-to-plan transfer under Code
Section 414(l) of the assets allocated to accounts of Employees and liabilities attributable thereto; provided that for purposes of the foregoing, Seller at its own expense shall, if requested by Buyer, in order to demonstrate prejudice to the tax qualification to the HP Plan, apply to the Internal Revenue Service where appropriate for rulings that causing vesting and distributability do not prejudice the tax qualification of the HP Plan and shall vigorously prosecute such application, and if such application is filed and vigorously prosecuted the determination of whether to cause full vesting and immediate distributability or a plan-to-plan transfer shall be deferred until the conclusion of the IRS ruling process, or, if earlier, two (2) years from the Closing Date; provided further that Buyer or its counsel shall at its own expense have the right and opportunity to review ruling application papers and consult with Seller during the application process. In the event an Employee receives an "eligible rollover distribution" (within the meaning of Section 402(c)(4) of the Code) from the HP Plan, Buyer shall cause the Buyer Plan to accept a direct rollover of such eligible rollover distribution (including, but not limited to, any portion of such eligible rollover distribution comprised of the outstanding balance of a loan from the HP Plan to such Employee).

                11.2.2 RETENTION OF LIABILITIES. Seller shall be responsible for all liabilities, if any, resulting from Seller's termination of any Racetrack Employee, including, but not limited to, (i) hospitalization or medical claims; (ii) any claim asserting the right to participate in any medical insurance program on a "self-pay" basis under COBRA or any comparable state or local law; and (iii) any claims or litigation resulting from such terminations and/or the sale of the Assets, regardless of when such claims may be asserted; provided, however, that Seller shall not be responsible for any such liabilities to the extent such liabilities are caused or are exacerbated by Buyer's breach of any of its covenants in Section 11.2.1 hereof.

        11.3 COOPERATION. Each party hereto agrees, both before and after the Closing, to execute any and all further documents and writings and to perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transactions (which shall not include any obligation to make payments).

        11.4 EXCLUDED ASSETS. If, after the Closing Date, Excluded Assets, including, but not limited to, proprietary information of Seller, shall remain on the Real Property, then Buyer shall take reasonable efforts to deliver such Excluded Assets to Seller at the expense of Seller and, so long as such information shall remain on the Real Property, Buyer shall exercise the same reasonable degree of care with respect thereto as it does with respect to its own property.

        11.5 TAX COOPERATION. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with each other in the preparation of all tax returns and shall provide, or cause to be provided, to such other party any records and other information reasonably requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of such other party and its Affiliates. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with the other party in connection with any tax investigation, tax audit or other tax proceeding relating to the Racetrack Business or the Assets. Any information obtained pursuant to this Section relating to taxes shall be kept confidential by the other party.

        11.6 BEST EFFORTS. Each party will use its best efforts (excluding the institution of litigation) to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement to the end that the Transactions shall be effected substantially in accordance with the terms of this Agreement as soon as reasonably practicable. In addition, each party will use reasonable efforts to ensure that its representations and warranties remain true and correct in all respects as of the Closing Date.

        11.7    NON-PARIMUTUEL GAMING.

                11.7.1 BUYER'S COVENANT. If at any time within sixty (60) months after the Closing Date, Buyer shall conduct or contract with a third party to conduct or become legally able to conduct other forms of gaming not presently legal under the laws of the State of California, including, without limitation, video lottery terminal or slot machine gaming ("NON-PARIMUTUEL GAMING"), on the Real Property, Seller (or at Seller's option, its designee) shall be entitled to receive as additional purchase price hereunder an amount equal to fifty percent (50%) of the "net revenue" (the "Additional Purchase Price Payments") generated by such Non-Parimutuel Gaming. The parties acknowledge that Non-Parimutuel Gaming does not include any wagering on horseracing, including by means of the internet or telephone. The term "net revenue" shall mean all receipts generated by Non-Parimutuel Gaming less the expenses relating to such Non-Parimutuel Gaming, including indirect expenses relating to capital employed with respect to such Non-Parimutuel Gaming, including a pro rata allocation for the fair market rental value of the Real Property used for the Non-Parimutuel Gaming and any horsemens' share, but without any charge for corporate overhead or other similar allocations of indirect expenses not directly related to the Non-Parimutuel Gaming, determined in accordance with generally accepted accounting principles, consistently applied. The Additional Purchase Price Payments constitute additional consideration under this Agreement without which Seller would not agree to the Transactions contemplated hereunder. In the event the parties are at any time unable to agree on the categories of expenses to be included in the calculation of "net revenue" as defined herein, such matter shall be resolved in accordance with the provisions of Section 11.7.6 hereof.

                11.7.2 TERMS. The terms of Buyer's obligation to make the Additional Purchase Price Payments shall be as follows:

                        (a) The Additional Purchase Price Payments shall be paid to Seller (or at Seller's option, its designee) monthly, on or before the fifteenth (15th) day following the end of each calendar month in which Non-Parimutuel Gaming is conducted. If at the end of any calendar year, an adjustment is appropriate pursuant to Section 11.7.4, Buyer or Seller shall make the appropriate payment to the other party within ten (10) days of completion of the final audit under Section
                11.7.4. Each calendar year shall be considered an independent accounting period for the purpose of computing the amount of the Additional Purchase Price Payments.

                        (b) The Additional Purchase Price Payments shall be paid to Seller (or, at Seller's option, its designee) for a period of twenty (20) years if the Buyer is permitted to operate Non-Parimutuel Gaming on the Real Property, and on or before the expiration of the twenty-year term, Buyer exercises the Purchase Option, as provided in subparagraph
                (c) below. If such option is not exercised as therein provided, the Additional Purchase Price Payments shall continue in perpetuity. Notwithstanding the foregoing, the Additional Purchase Price Payments shall be paid to Seller
                (or, at Seller's option, its designee) for a period of only ten (10) years if the Buyer shall be legally permitted to operate Non-Parimutuel Gaming on the Real Property and card club casinos shall become legally permitted to conduct Non-Parimutuel Gaming in the State of California.

                        (c)  Buyer shall have a one-time option (the
                "PURCHASE OPTION") to purchase all, but not less than all, of Seller's interest in the revenue of the Non-Parimutuel Gaming ("SELLER'S INTEREST") subject to the following terms: (i) Buyer may exercise this Purchase Option only by giving written notice to Seller ("EXERCISE NOTICE") not more than twelve (12) months and not less than three (3) months prior to the expiration of the twentieth (20th) year of the operation of Non-Parimutuel Gaming; (ii) the purchase price for the Purchase Option ("Option Price") shall equal two (2) times the EBITDA of Non-Parimutuel Gaming (i.e. four (4) times Seller's share of the EBITDA of Non-Parimutuel Gaming) for the twentieth (20th) year, determined on a consistent basis with prior years and exclusive of extraordinary charges incurred or paid during the twentieth (20th) year; (iii) the Option Price shall be paid in cash within thirty (30) days of its determination, subject to regulatory and other necessary approvals. In the event of a dispute as to the EBITDA for the twentieth (20th) year, such determination shall be made in accordance with the same procedures specified in Section 11.7.4.

                11.7.3 RECORDS. For the purposes of ascertaining compliance by Buyer of its obligations under this Section 11.7, Buyer shall prepare and keep or cause to be prepared and kept on the Real Property for a period of not less than seven (7) years after each fiscal year, adequate records which shall show all receipts as well as all expenses paid or required to be paid in connection with the operation of the Non-Parimutuel Gaming, whether operated by Buyer or a third party and shall make such records available for inspection by Seller as herein provided. Monthly reports of receipts and expenses shall be provided to Seller concurrently with each payment of Additional Purchase Price.

                11.7.4 AUDITED FINANCIAL STATEMENTS. In connection with each annual audit of its financial statements, Buyer shall prepare and shall have its independent public accountant who shall at all times be a "Big-Five" accounting firm, review a schedule of the "net revenues" derived from Non-Parimutuel Gaming during the preceding calendar year and shall cause such schedule to be delivered to Seller as soon as practicable and in any event within ninety (90) days of the end of the calendar year. Seller shall have sixty (60) days after receipt of each such schedule in which to raise questions with respect to the calculation of net revenues for the period in question. If Buyer and Seller are not able to resolve any questions raised by Seller within thirty (30) days of its determination of whether adjustments to the calculation prepared by Buyer's auditors is required, an audit shall be made by a "Big-Five" accounting firm mutually acceptable to Buyer and Seller. The determination of such firm (whose fees shall be paid equally by Buyer and Seller) shall be conclusively binding on Buyer and Seller.

                11.7.5 LOBBYING EXPENSES. Seller and other interested parties have made commitments to lobby for the passage of laws which would permit Non-Parimutuel Gaming on the Real Property. Buyer and Seller shall share equally in the first $1,000,000 of such out of pocket expenses incurred between the Closing Date and December 31, 2000. Seller acknowledges that, as of the date hereof, Buyer has not made any commitment to contribute to the cost of marketing or seeking approval of any voter initiative related to Non-Parimutuel Gaming.

                11.7.6 NET REVENUE AND EXPENSE ITEMS. In the event of a dispute between Seller and Buyer as to whether any items of expense are properly deductible from the gross receipts generated by Non-Parimutuel Gaming for purposes of determining "net revenues", Buyer's auditors and Seller's auditors shall have 15 days after submission of a dispute to seek to mutually agree upon whether one or more items is properly an item of expense for purpose of the net revenue computation. If they are unable to agree, they shall mutually select another "Big-Five" accounting firm which shall make the determination and whose decision, in the absence of manifest error, shall be conclusive and binding on the parties, each of whom shall be entitled to present evidence in support of its position. The cost of the parties accounting firms shall be borne by the respective parties and the costs of any third accounting firm selected shall be borne equally by Buyer and Seller.

        11.8    NON-COMPETE.

                11.8.1  RECITALS.

                        (a) In substance, the transactions contemplated by this Agreement effect, among other things, the sale by the Seller of the Racetrack Business and Buyer's indirect purchase of the goodwill of Seller in the Racetrack Business;

                        (b) Buyer and its Affiliates intend to engage in the Racetrack Business in the Los Angeles, Orange, Ventura, or San Diego California Counties (the "TERRITORY");

                        (c) If Seller were to compete with Buyer's or any of its Affiliate's operation of the Racetrack Business in the Territory, Buyer would be deprived of the full benefit of any reputation or goodwill associated with the Racetrack Business, as the Racetrack Business may exist on and after the Closing Date; and

                        (d) The covenants provided in this Section 11.8 are material, significant and essential to effecting the transactions contemplated by the Agreement, and good and valuable consideration under the Agreement has been transferred from Buyer to Seller in exchange for such covenants.

                11.8.2 COVENANT NOT TO COMPETE. From the Closing Date until the fifth (5th) anniversary of the Closing Date, neither Seller nor its Affiliates, will directly or indirectly, except on behalf of Buyer and its respective Affiliates: (i) own, operate or manage (directly or indirectly with others) a thoroughbred horse racetrack in the Territory; (ii) conduct off-track wagering in the Territory or (iii) solicit any Hired Employee so long as such employee remains employed by Buyer or within six months thereafter.

                11.8.3 SAVINGS CLAUSE. It is the desire and intent of the parties to this Agreement that this Section 11.8 be enforced to the fullest extent permissible under the law and public policies of each jurisdiction in which enforcement is sought. If this Section 11.8 is determined to be illegal or unenforceable in any jurisdiction - because it extends for too long a time, because its geographic scope is too great, because the business it covers is too broad or for any other reason or reasons - there shall be deemed to be made those changes, and only those changes, necessary so that it is valid and enforceable in such jurisdiction or jurisdictions.

                11.8.4 INJUNCTIVE RELIEF. Buyer and Seller agree that the remedies of Buyer and its respective Affiliates at law would be an inadequate remedy in the event of breach or threatened breach of this Agreement and thus, in any such event, Buyer and its Affiliates may, either with or without pursuing any potential damage remedies (including, without limitation, remedies available pursuant to Section 9 and Sections 12.10 and 12.11), immediately obtain and enforce an injunction from a court of competent jurisdiction prohibiting Seller from violating this Agreement. Notwithstanding Section 12.10, the prevailing party in any action regarding this Section 11.8 will, in addition to any other remedies the prevailing party may obtain, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred in enforcing or defending its rights under this Section 11.8.

                11.8.5 NON-COMPETITION AGREEMENT OF R.D. HUBBARD. On the Closing Date, Seller shall deliver to Buyer the agreement of R.D. Hubbard to refrain from participating in the day to day operations of a thoroughbred horse racetrack in the territory for a period of two (2) years after the Closing nor to solicit any Hired Employees during such two year period so long as they are employed by Buyer or within six months thereafter.

        11.9 ACCESS EASEMENTS. Promptly after the execution of this Agreement, Seller shall cause its engineers to identify the exact location of easements, to provide vehicular ingress, egress and access to and from the Real Property. The easements shall be in the locations and dimensions shown on Exhibit "A", subject to modification as necessary to account for existing easements, other matters of record, physical conditions and to comply with Applicable Laws. On the Closing Date, Buyer and Seller shall execute an easement agreement ("EASEMENT AGREEMENT") which shall provide that (i) Seller shall grant Buyer (and successive owners of the Real Property) an easement for vehicular ingress, egress and access; (ii) Seller (or its Affiliate) shall construct an access drive over the easement area at its sole cost and expense;
(iii) Buyer and successor owners of the Real Property shall maintain and repair the access drive at their sole cost and expense, and (iv) the costs associated with any continuation of the access drives onto or across the Land shall be borne by Buyer. The Easement Agreement shall be a "covenant running with the land" and shall be recorded in the Official Records of Los Angeles County on the Closing Date.

        11.10 AUDIT OF FINANCIAL STATEMENTS OF RACETRACK BUSINESS. Seller shall direct its auditors to perform an audit of the financial statements of the Racetrack Business as of the date designated by Buyer and otherwise pursuant to the reasonable instructions of Buyer. Seller shall not have any other obligations with respect to the preparation of such financial statements. Buyer shall be responsible for all fees and expenses of the independent auditors in connection with such audit.

        11.11 TVG OPERATIONS. Neither Buyer (with respect to the TVG Investment Agreement) nor Seller (with respect to the TVG Founders Agreement) shall take any action


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

to cause TVG to modify or amend the rights or obligations of the other party under said agreements.

        11.12 COMMON AREA CHARGES UNDER CASINO LEASE. The parties shall use reasonable efforts to agree on the percentage allocation between Landlord and Tenant of Common Area charges prior to the Closing Date, and if so agreed, to modify the Casino Lease accordingly. Absent agreement, the provisions of
Section 3.02 of the Casino Lease shall remain unmodified.

        11.13 TICKET PRICES. Seller shall not decrease ticket prices for the Del Mar simulcast meet below 1998 prices for the comparable meet in 1998.

12.     MISCELLANEOUS.

        12.1 BULK TRANSFER LAWS. Buyer hereby waives compliance by Seller with any applicable bulk transfer laws, including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transaction contemplated by this Agreement.

        12.2 EXPENSES. Whether or not the Transactions are consummated, neither of the parties hereto shall have any obligation to pay any of the fees and expenses of the other party incident to the negotiation, preparation and execution of the Transaction Documents, or the closing of the Transactions, including, but not limited to, the fees and expenses of legal counsel, accountants, investment bankers, consultants and other experts.

        12.3 WAIVERS. Either party may, by written notice to the other party, (a) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any certificates delivered pursuant to this Agreement;
(c) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (d) waive performance of any of the obligations of the other under this Agreement. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder, (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, or delay or omission in exercise of rights or other indulgence.

        12.4 AMENDMENTS, SUPPLEMENTS. This Agreement may be amended or supplemented at any time by the mutual written consent of the parties.

        12.5 ENTIRE AGREEMENT. This Agreement, the documents incorporated by reference and the Transaction Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by either party that is not embodied in this Agreement or the Transaction Documents and neither party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

        12.6 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Except as set forth in Article 9, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        12.7 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by either party (other than to an Affiliate), without the prior written consent of the other party, which consent shall be within such party's sole discretion.

        12.8 NOTICES. All notices under this Agreement shall be in writing and shall be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, or overnight courier to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. All notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices shall be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

              (a)     If to Buyer:

                      Churchill Downs Incorporated
                      700 Central Avenue
                      Louisville, KY  40208
                      Attn:  Robert L. Decker
                      Tel:   (502) 636-4588
                      Fax:   (502) 636-4456

                      With duplicate notice to:

                      Gibson, Dunn & Crutcher
                      333 South Grand Avenue
                      Los Angeles, CA  90071
                      Attn:  Jonathan K. Layne
                      Tel:   (213) 229-7000
                      Fax:   (213) 229-7520

              (b)     If to Seller:

                      Hollywood Park, Inc.
                      1050 S. Prairie Ave.
                      Inglewood, CA  90301
                      Attn:  G. Michael Finnigan
                      Tel:   (310)419-1500
                      Fax:   (310) 672-0567

                      With duplicate notice to:

                      Irell & Manella LLP
                      1800 Avenue of the Stars, Suite 900
                      Los Angeles, CA  90067-4276
                      Attn:  Sandra G. Kanengiser
                      Tel:   (310) 277-1010
                      Fax:   (310) 203-7199

        12.9 GOVERNING LAW; JURISDICTION. This Agreement has been negotiated and entered into in the State of California, and all questions with respect to the Agreement and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of laws provisions of California or any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard.

        12.10 ATTORNEYS' FEES. As to any litigation or arbitration (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, solely as between the parties hereto or their successors, each party shall bear its own attorneys' fees and expenses.

        12.11 EQUITABLE REMEDIES. Seller and Buyer acknowledge that the remedy at law for any breach, or threatened breach, of their respective covenants to consummate the Transactions will be inadequate and, accordingly, each covenants and agrees that, with respect to any such breach or threatened breach, the other will, in addition to any other rights or remedies that it may have and regardless of whether such other rights or remedies have been previously exercised, be entitled to such injunctive relief as may be available from any appropriate court referred to in Section 12.9, but to no other equitable relief, except as set forth in Sections 11.8.4 and 12.15 hereof. Notwithstanding the foregoing sentence, any monetary damages which are all or a portion of any equitable relief granted hereunder shall be subject to the limitations set forth in Section 9.

        12.12 REPRESENTATIONS AND WARRANTIES. At any time and from time to time prior to the Closing, Buyer or Seller may amend or supplement any of the schedules delivered by them in connection with this Agreement to reflect any matters arising between the date of this Agreement and the Closing Date not inconsistent with the parties' obligations hereunder and any applicable representation or warranty shall be deemed modified ab initio by such amendment or supplement. Notwithstanding any materiality qualification in any representation or warranty in this Agreement, certain items have been included in the schedules attached hereto which are not considered by Seller to be, and the inclusion of any item in a schedule is not an admission by Seller that such item is, material to the operation of the Racetrack Business, or condition of the Assets, taken as a whole.

        12.13  RULES OF CONSTRUCTION.

               12.13.1 HEADINGS. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular section.

                12.13.2 TENSE AND CASE. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

                12.13.3 SEVERABILITY. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

                12.13.4  KNOWLEDGE.

                         (a) Whenever a representation or warranty is stated to be based on the knowledge of Seller, or words to that effect, such phrase refers to whether any of R.D. Hubbard, G. Michael Finnigan, Donald Robbins, Euall Wyatt, Cammie Morin, Steve Arnold or Clen Bounds has actual present knowledge (without having made any investigation and without any duty to investigate or inquire) of the matters involved.

                         (b) Whenever a representation or warranty is stated to be based on the knowledge of Buyer, or words to that effect, such phrase refers to whether any of Thomas H. Meeker, Robert L. Decker, Rebecca C. Reed, Dan Parkerson or Jim Gates has actual present knowledge (without having made any investigation and without any duty to investigate or inquire) of the matters involved.

                12.13.5 AGREEMENT NEGOTIATED. The parties hereto are sophisticated and have been represented by lawyers throughout the Transactions who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of California Civil Code Section 1654 and similar laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

        12.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.15 SPECIFIC PERFORMANCE. The parties understand and agree that the Property is unique and for that reason, among others, Buyer will be irreparably damaged in the event that this Agreement is not specifically enforced. Accordingly, in the event of any breach or default in or of this Agreement or any of the warranties, terms or provisions hereof by either party , the other party shall have, in addition to a claim for damages for such breach or default, and in addition and without prejudice to any right or remedy available at law or in equity, the right to demand and have specific performance of this Agreement.

        12.16 RISK OF LOSS. The risk of any loss, damage, impairment, confiscation or condemnation of the Assets, or any part thereof (an "Asset Loss"), shall be upon the Seller at all times prior to the Closing.

        12.17 COOPERATION IN EXCHANGE. Buyer acknowledges that Seller may transfer the Real property and/or the Casino Building to Buyer as part of a tax-deferred exchange by

Seller pursuant to Section 1031 of the Internal Revenue Code of 1986 ("Code"), and that Seller has the right to restructure all or a part of the within transaction as provided in Internal Revenue Code Section 1031 as a concurrent or delayed (non-simultaneous) tax deferred exchange for the benefit of Seller. Buyer agrees to cooperate, and if requested by Seller, to accommodate Seller in any such exchange, provided that (i) such cooperation and/or accommodation shall be at no further cost or liability to Buyer and Seller hereby indemnifies Buyer in connection therewith; and (ii) the restructuring of the within transaction shall not prevent nor delay the Closing beyond the Closing Date. Seller, in electing to structure the sale as an exchange, shall have the right to substitute another entity or person, who will be Seller's accommodator in Seller's place and stead. Buyer and Seller acknowledge and agree that such substitution will not relieve the herein named Seller of any liability or obligation hereunder, and Buyer shall have the right to look solely to said herein named Seller with respect to the obligations of Seller under this Agreement.

        12.18 NO MERGER. The parties intend that the provisions of this Agreement shall survive the delivery of the deeds and not merge therewith, and, without limitation, Sections 9.2 and 11.7 shall survive the Closing.

        IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.


                                            "BUYER"

                                            CHURCHILL DOWNS INCORPORATED,
                                            a Kentucky corporation

                                            By: _________________________
                                            Its: ________________________


                                            "SELLER"

                                            HOLLYWOOD PARK, INC.,
                                            a Delaware corporation

                                            By: _________________________
                                            Its: ________________________